Exhibit 10.2
AMENDMENT AND RESTATEMENT AGREEMENT
dated 23 June 2011

between
SCHUH GROUP LIMITED
as Parent
and others as Borrowers and Guarantors
LLOYDS TSB BANK PLC
as Arranger
LLOYDS TSB BANK PLC
as Agent

and
LLOYDS TSB BANK PLC
as Security Trustee

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THIS AGREEMENT is dated 23 June 2011 and made between:
(1)	SCHUH GROUP LIMITED, a company incorporated in Scotland with registered number SC379625 and having its registered office at 5th Floor, Quartermile Two, 2 Lister Square, Edinburgh EH3 9GL (the “Parent”);

(2)	THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 as borrowers (the “Borrowers”);

(3)	THE SUBSIDIARIES of the Parent listed in Part II of Schedule 1 as guarantors (the “Guarantors”);

(4)	LLOYDS TSB BANK PLC (in this capacity the “Arranger”);

(5)	LLOYDS TSB BANK PLC (in this capacity the “Original Lender”);

(6)	LLOYDS TSB BANK PLC as agent of the other Finance Parties (the “Agent”); and

(7)	LLOYDS TSB BANK PLC as security trustee for the Secured Parties (the “Security Trustee”).
WHEREAS:
(A)	The Parent, the Guarantors, the Borrowers, the Agent, the Arranger, the Security Trustee and the Original Lender entered into a senior term facilities agreement dated 10 November 2010 (the “Facilities Agreement”) in terms of which certain facilities were made available to the Borrowers (as defined therein);

(B)	the parties wish to amend and restate the Facilities Agreement in accordance with the terms of this Agreement.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1.	In this Agreement:

“2011 Financial Model” means the financial model prepared by the Parent (including, without limitation, capital expenditure levels for financial year 2011/2012) dated on or around the date of this Agreement and delivered to the Agent pursuant to the terms of this Agreement.

“Amended and Restated Facilities Agreement” means the Facilities Agreement as amended and restated in the form set out in Schedule 3 (Form of Amended and Restated Facilities Agreement).

“Effective Date” means the date on which the Agent confirms in writing to the Parent and the Original Lender that it has received (or has waived the requirement to receive) the documents and/or evidence listed in Schedule 2 (Conditions Precedent), in each case in form and substance satisfactory to the Agent.

1.2.	In this Agreement a term defined in the Facilities Agreement has the same meaning when used in this Agreement and Clause 1 (Definitions and Interpretation) of the Facilities Agreement shall apply hereto except that references in such Clause to the Facilities Agreement are to be construed as references to this Agreement.

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1.3.	Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement. Notwithstanding any term of any Finance Document, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.
2.	AMENDMENT OF THE FACILITIES AGREEMENT
2.1.	With effect from the Effective Date, the Facilities Agreement shall be amended and restated in the form set out as Schedule 3 to this Agreement.

2.2.	Subject to the terms of this Agreement, the Facilities Agreement shall remain in full force and effect. With effect from the Effective Date, this Agreement and the Facilities Agreement shall be read and construed as one document and all references in the Facilities Agreement and in each of the Finance Documents to the Facilities Agreement shall be read and construed as references to the Amended and Restated Facilities Agreement.

2.3.	Save to the extent expressly provided in this Agreement, the Finance Documents shall remain in full force and effect.

2.4.	If the Effective Date has not occurred by 5pm (UK time) on 30 June 2011, this Agreement shall lapse and shall cease to have any effect other than Clause 5 (Fees and expenses) which shall remain in full force and effect.
3.	CONSENTS
The Agent (on behalf of the Lenders) hereby consents to the following with effect from the Effective Date:
(i)	the change of control resulting from the acquisition of the entire issued share capital of the Parent by UK Acquisition Company;

(ii)	the repayment in full of the Loan Notes and the termination of the Intercreditor Agreement; and

(iii)	the close-out or termination of the Hedging Agreements as at the Effective Date.
4.	REPRESENTATIONS AND WARRANTIES
4.1.	Each Obligor represents and warrants to each Finance Party on the date of this Agreement and on the Effective Date in terms of the Repeating Representations, in each case as if references to “this Agreement” and “the Finance Documents” in those representations are construed as references to this Agreement and (on the Effective Date) the Amended and Restated Facilities Agreement.

4.2.	Each Obligor represents and warrants to the Agent and the other Finance Parties on the date of this Agreement and on the Effective Date that:
(i)	to the best of its knowledge and belief (having made due and diligent enquiry), any factual information contained in the 2011 Financial Model was true and accurate in all material respects as at its date or (as the case may be) as at the date the information is expressed to be given;

(ii)	the 2011 Financial Model has been prepared in good faith on the basis of

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recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied, and has been approved by the board of directors of the Parent; and

(iii)	to the best of its knowledge and belief (having made due and diligent enquiry), no event or circumstance has occurred or arisen and no information has been omitted from the 2011 Financial Model and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the 2011 Financial Model being untrue or misleading in any material respect.
5.	FEES AND EXPENSES
5.1.	In consideration for the Lenders agreeing to the amendments to the Facilities Agreement provided for in this Agreement, on the Effective Date the Parent shall pay to the Agent for the account of the Lenders an arrangement fee of £100,000 (including £8,000 in respect of reimbursement of travel costs), which shall be debited to the current account of the Parent with the Agent.

5.2.	The Parent shall promptly on demand pay to the Agent and the Security Trustee the amount of all costs and expenses (together with any VAT or similar taxes thereon) reasonably incurred by them or by the Lenders in connection with this Agreement and the documents contemplated by this Agreement (including, without limitation, legal fees).
6.	PRESERVATION OF GUARANTEES AND SECURITY
Each Obligor:
(i)	confirms its consent to the amendment and restatement of the terms of the Facilities Agreement as contemplated by this Agreement; and
(ii)	confirms that the Transaction Security Documents granted by it on or prior to the date of this Agreement, the guarantee granted by it pursuant to Clause 19 (Guarantee and Indemnity) of the Facilities Agreement and the security rights constituted or evidenced by the Transaction Security Documents are and remain in full force and effect and apply as from the Effective Date to, inter alia, the Amended and Restated Facilities Agreement and the guarantees granted pursuant to Clause 19 (Guarantee and Indemnity) of the Facilities Agreement will continue to be legal, valid, binding and enforceable in accordance with their respective terms.
7.	GENERAL
7.1.	The provisions of Clauses 36 (Remedies and Waivers), 35 (Partial Invalidity), 33 (Notices) and 41 (Enforcement) of the Facilities Agreement shall be deemed to be incorporated in this Agreement (with such conforming amendments as the context requires) as if set out in this Agreement.

7.2.	Neither the execution of this Agreement nor the making of any amount available under the Facilities Agreement or the Amended and Restated Facilities Agreement amounts to a waiver of any outstanding Event of Default.

7.3.	This Agreement is designated by the Parent and the Agent as a Finance Document.

7.4.	Each Obligor hereby confirms that the amendment and restatement of the Facilities

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Agreement pursuant to this Agreement is an amendment and restatement within the contemplation of the Finance Documents.

7.5.	The Parent shall, and shall procure that each other Obligor will, at the request of the Agent and at its own expense, do all such acts and things necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.
8.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
9.	GOVERNING LAW
This Agreement is, and any non-contractual obligations arising out of or in connection with it are, governed by English law.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
PART I
THE BORROWERS
Schuh Group Limited (Reg. No. SC379625)
Schuh (Holdings) Limited (Reg. No. SC265833)
PART II
THE GUARANTORS
Schuh Group Limited (Reg. No. SC379625)
Schuh (Holdings) Limited (Reg. No. SC265833)
Schuh Limited (Reg. No. SC125327)
Schuh (ROI) Limited (Reg. No. 272987)

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SCHEDULE 2
CONDITIONS PRECEDENT
1.	Obligors
(a)	A copy of the Constitutional Documents and of the constitutional documents of each other Obligor, or a certificate of an authorised signatory of the Parent confirming that there has been no change to such documents since 10 November 2010.
(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute, deliver and perform this Agreement;
(ii)	authorising a specified person, on its behalf to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.
(c)	A certificate of an authorised signatory of the Parent certifying that each copy document relating to it specified in this Schedule 2 is true and complete and in full force and effect as at a date no earlier than the date of this Agreement.
2.	Legal Opinions
The following legal opinions, each addressed to the Finance Parties:
(a)	a legal opinion of Dickson Minto W.S., legal advisers to the Agent as to Scots law and English law; and
(b)	a legal opinion of Matheson Ormsby Prentice, legal advisers to the Agent as to Irish law.
3.	Other documents and evidence
(a)	This Agreement executed by the Obligors.
(b)	A certified true copy of the purchase agreement in respect of the purchase of the entire issued share capital of the Parent by UK Acquisition Company.
(c)	A certified true copy of the Consideration Loan Note Instrument (as defined in the purchase agreement referred to at 3(b) above).
(d)	A certified true copy of the Tax Loan Note Instrument (as defined in the purchase agreement referred to at 3(b) above).
(e)	A certified true copy of the Escrow Loan Note Instrument (as defined in the purchase agreement referred to at 3(b) above).

(f)	An updated copy of the Group Structure Chart.

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(g)	The 2011 Financial Model.

(h)	The Hedging Policy Letter.

(i)	A list of the directors of the Parent as at the Effective Date.

(j)	A funds flow relating to the acquisition of the Parent by the UK Acquisition Company.

(k)	Any information and evidence required by the Finance Parties in respect of any Obligor to comply with its know your customer or anti money laundering procedures.

(l)	Evidence satisfactory to the Agent that the close-out of the interest rate swaps with reference numbers 1361103TS and 1361118TS has been implemented.

(m)	The Subordination Agreement.

(n)	The Ranking Agreement, and a certified true copy of all documentation referred to therein.

(n)	The confidentiality agreement between Genesco Inc. and Lloyds TSB Bank PLC executed by the parties thereto.

(o)	The Working Capital Facility Letter.

(p)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Parent accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of this Agreement.

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SCHEDULE 3
FORM OF AMENDED AND
RESTATED FACILITIES AGREEMENT

SENIOR TERM FACILITIES AGREEMENT
£29,500,000
FACILITIES AGREEMENT
for
SCHUH GROUP LIMITED
as Parent
arranged by
LLOYDS TSB BANK PLC
as Mandated Lead Arranger
with
LLOYDS TSB BANK PLC
acting as Agent
and
LLOYDS TSB BANK PLC
acting as Security Trustee

CONTENTS

1. DEFINITIONS AND INTERPRETATION	12

2. THE FACILITIES	38

3. PURPOSE	41

4. CONDITIONS OF UTILISATION	41

5. UTILISATION — LOANS	42

6. REPAYMENT	44

7. ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION	45

8. MANDATORY PREPAYMENT	46

9. RESTRICTIONS	50

10. INTEREST	52

11. INTEREST PERIODS	53

12. CHANGES TO THE CALCULATION OF INTEREST	54

13. FEES	55

14. TAX GROSS UP AND INDEMNITIES	56

15. INCREASED COSTS	63

16. OTHER INDEMNITIES	64

17. MITIGATION BY THE LENDERS	66

18. COSTS AND EXPENSES	66

19. GUARANTEE AND INDEMNITY	68

20. REPRESENTATIONS	72

21. INFORMATION UNDERTAKINGS	79

22. FINANCIAL COVENANTS	84

23. GENERAL UNDERTAKINGS	91

24. EVENTS OF DEFAULT	99

25. CHANGES TO THE LENDERS	105

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26. CHANGES TO THE OBLIGORS	110

27. ROLE OF THE AGENT, THE ARRANGER AND OTHERS	114

28. ROLE OF THE SECURITY TRUSTEE	120

29. CONDUCT OF BUSINESS BY THE FINANCE PARTIES	126

30. SHARING AMONG THE FINANCE PARTIES	127

31. PAYMENT MECHANICS	129

32. SET-OFF	132

33. NOTICES	132

34. CALCULATIONS AND CERTIFICATES	133

35. PARTIAL INVALIDITY	133

36. REMEDIES AND WAIVERS	133

37. AMENDMENTS AND WAIVERS	133

38. CONFIDENTIALITY	133

39. COUNTERPARTS	133

40. GOVERNING LAW	133

41. ENFORCEMENT	133

SCHEDULE 1 THE ORIGINAL PARTIES	133

SCHEDULE 2 CONDITIONS PRECEDENT	133

SCHEDULE 3 REQUEST	133

SCHEDULE 4 MANDATORY COST FORMULA	133

SCHEDULE 5 FORM OF TRANSFER CERTIFICATE	133

SCHEDULE 6 FORM OF ASSIGNMENT AGREEMENT	133

SCHEDULE 7 FORM OF ACCESSION LETTER	133

SCHEDULE 9 FORM OF COMPLIANCE CERTIFICATE	133

SCHEDULE 10 FORM OF INCREASE CONFIRMATION	133

THIS AGREEMENT is the amended and restated form of a facility agreement originally dated 10 November 2010 and in its amended and restated form is made between:
(1)	SCHUH GROUP LIMITED a company incorporated in Scotland with registered number SC379625 and with its registered office at 5th Floor, Quartermile Two, 2 Lister Square, Edinburgh EH3 9GL (the “Parent”);

(2)	THE SUBSIDIARY of the Parent listed in Part I of Schedule 1 (The Original Parties) as borrower (together with the Parent being the “Borrowers”);

(3)	THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Parties) as guarantors (together with the Parent, the “Guarantors”);

(4)	LLOYDS TSB BANK PLC with registered number 00002065 and having its registered office at 25 Gresham Street, London EC2V 7HN as mandated lead arranger (the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(6)	LLOYDS TSB BANK PLC with registered number 00002065 and having its registered office at 25 Gresham Street, London EC2V 7HN as agent of the other Finance Parties (the “Agent”); and

(7)	LLOYDS TSB BANK PLC with registered number 00002065 and having its registered office at 25 Gresham Street, London EC2V 7HN as security trustee for the Secured Parties (the “Security Trustee”).
IT IS AGREED as follows:

SECTION 1
INTERPRETATION
1. DEFINITIONS AND INTERPRETATION
1.1. Definitions
     In this Agreement:
     “Acceptable Bank” means:
(a)	a bank or financial institution duly authorised under applicable laws to carry on the business of banking (including, without limitation, the business of making deposits) which is approved in writing by the Agent; or

(b)	any Finance Party.
“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).
“Accounting Period” means, in respect of the period up to and including P6 2012, each of the thirteen periods in any Financial Year for which the Parent is to prepare consolidated four weekly management accounts for the purposes of this Agreement and each such period shall be referred to herein as “P” followed by the relevant number and Financial Year in respect thereof (for the avoidance of doubt and by way of example “P9 2011” means the ninth trading period in the period of thirteen Accounting Periods from 29 March 2010 to 27 March 2011) and, thereafter, each of the twelve periods in any Financial Year for which the Parent is to prepare monthly management accounts for the purposes of this Agreement.
“Accounting Principles” means generally accepted accounting principles in the UK, including IFRS.
“Accounting Reference Date” means the accounting reference date for the purposes of section 391 of the Companies Act 2006, being 30 March in the case of each member of the Group in respect of each year ending up to and including 30 March 2010 and 31 January in respect of each year thereafter, (with their financial year ending not more than 7 days after, or less than 7 days before, such date).
“Acquisition Agreement” means the sale and purchase agreement dated on or about the Restatement Date setting out the terms on which the UK Acquisition Company is to acquire the shares in the Parent.
“Additional Borrower” means a company which becomes a Borrower in accordance with Clause 26 (Changes to the Obligors).
“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formula).
“Additional Guarantor” means a company which becomes a Guarantor in accordance with Clause 26 (Changes to the Obligors).
“Additional Obligor” means an Additional Borrower or an Additional Guarantor.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding

Company of that person or any other Subsidiary of that Holding Company.
“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial Statements).
“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG, Deloitte & Touche or such other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means the period from and including the date of this Agreement to and including the Termination Date in relation to the relevant Facility.
“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):
(a)	the amount of its participation in any outstanding Utilisations under that Facility; and
(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.
“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.
“Borrower” means a Borrower listed in Part I of Schedule 1 (the Original Parties) or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 26 (Changes to the Obligors).
“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
     exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Budget” any budget delivered by the Parent to the Agent pursuant to Clause 21.4 (Budget).
“Business Acquisition” means the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.
“Business Plan” means the business plan prepared by the Parent and delivered to the Agent on or around 23 July 2010 including the agreed form financial projections of the Group.
“Capital Expenditure” means any expenditure or obligation (other than expenditure or obligations in respect of Business Acquisitions) in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).
“Cash” means, at any time, cash in hand or at bank or amounts on deposit with a Lender (which, for the avoidance of any doubt, includes any cash held by way of cash cover for any reason) which are freely transferable and freely convertible and accessible by a member of the Group within 7 days together with (without double counting) cash in transit and in any such case is not subject to any Security (other than the Transaction Security).
“Cashflow” has the meaning given to that term in Clause 22.2 (Financial definitions).
“Change of Control” means (A) any person or group of persons acting in concert gains direct or indirect control of Genesco Inc. after the Restatement Date, (B) Genesco Inc. ceases to have legal and beneficial ownership of the entire issued share capital of UK Acquisition Company, (C) UK Acquisition Company ceases to have legal and beneficial ownership of the entire issued share capital of the Parent or (D) any person or group of persons acting in concert gains direct or indirect control of the Parent after the Restatement Date. For the purposes of this definition:
(a)	“control” of the Parent means:
(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Parent; or
(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or
(C)	give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; and/or
(ii)	the holding beneficially of more than 50% of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);
(b)	“control” of Genesco Inc. means:

(i)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exerciseable immediately or only after the passage of time (such right being an “option right”) directly or indirectly, of more than 50% of the equity securities of Genesco Inc. entitled to vote for members of the board of directors or equivalent governing body of Genesco Inc. on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); and/or
(ii)	during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent body of Genesco Inc. cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in paragraph (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in paragraphs (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;
(c)	“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.
“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
“Commitment” means a Facility A Commitment or a Facility B Commitment.
“Company” means Schuh Limited, a company incorporated in Scotland with registered number SC125327 and with its registered office at 1 Neilson Square, Deans Industrial Estate, Livingston EH54 8RQ.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).
“Confidential Information” means all information relating to the Parent, the Company, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:
(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or
(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers;
(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Parent and the Agent.
“Constitutional Documents” means the certificate of incorporation, the certificate of incorporation on change of name (if any) and the memorandum and articles of association of the Parent in the agreed form at the Restatement Date.
“Deal Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Parent or any other member of the Group in connection with the Transaction Documents.
“Debenture” means the debenture by Schuh (ROI) Limited in favour of the Security Trustee dated on or around the date of this Agreement.
“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:
(i)	purchases by way of assignment or transfer;
(ii)	enters into sub-participation in respect of; or
(iii)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
     “Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);
(b)	which has rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
     (i) its failure to pay is caused by:
          (A) administrative or technical error; or
          (B) a Disruption Event; and
payment is made within 5 Business Days of its due date; or
(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question;
(iii)	it is unlawful in any relevant jurisdiction for the Lender to make that payment (provided that this shall not prejudice the rights of the Borrowers under Clause 7.1 (Illegality);
(iv)	the failure to make that payment is caused by the negligence or wilful default of a third party beyond its control;
(v)	the failure to make that payment is caused by an administrative or technical error experienced by a third party beyond its control; or
(vi)	the Agent is an Impaired Agent and a Borrower has failed to notify the Lenders by giving not less than 3 Business Days prior notice of alternative arrangements for that payment.
“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.
“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,
and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of £5,000 or more or its equivalent in other currencies.
“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).
“Environmental Claim” means any claim, proceeding, notice or investigation by any person in respect of any Environmental Law.
“Environmental Law” means any applicable law or regulation which relates to:
(a)	the pollution or protection of the Environment;
(b)	the conditions of the workplace; or
(c)	any emission, generation, handling, storage, disposal, removal, use, release, spillage or discharge of any substance which, alone or in combination with any other, is capable of causing harm to the Environment including, without limitation, any waste.
“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.
“Escrow Account” means an interest-bearing account:
(a) held in Scotland by a Borrower with the Agent or the Security Trustee;
(b)	identified in a letter between the Parent and the Agent as the Escrow Account;
(c)	subject to Security in favour of the Security Trustee, which Security is in form and substance satisfactory to the Agent and the Security Trustee; and
(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,
(as the same may be re-designated, substituted or replaced from time to time).
“Escrow Account Certificate” means, in respect of any Quarter Date, a certificate signed by two directors of the Parent (one of whom must be the chief financial officer of the Group) confirming that as at such Quarter Date:
     (a) no Default is continuing;
(b)	the Parent has complied with each of the financial covenants set out in Clause 22.2 (Financial condition) on each Quarter Date up to and including the date of the relevant Escrow Account Certificate provided that, in the case of each Quarter Date occurring after the Relevant Quarter Date (as defined in Clause 22.4(a)), no account is taken of any New Shareholder Injection; and
(c)	the Parent will comply with each of the financial covenants set out in Clause 22.2 (Financial condition) on each of the two Quarter Dates falling after the Quarter Date as at which the relevant Escrow Account Certificate is given, and attaching such supporting evidence as the Agent may reasonably request in connection with such confirmation provided that in the case of each of such Quarter Dates no account is taken of any New Shareholder Injection.
“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).
“Excess Cashflow” has the meaning given to that term in Clause 22.1 (Financial definitions).
“Existing Retail Facilities” means the retail and merchant service facilities currently provided by Alliance & Leicester and by Lloyds Cardnet to the Group.
“Facility” means a Term Facility and “Facilities” means all or any of them as the context requires.
“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).
“Facility A Commitment” means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and
(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.
“Facility A Repayment Date” means each date set out in paragraph (a) of Clause 6.1 (Repayment of Term Loans).
“Facility A Repayment Instalment” means each of the repayment instalments set out in paragraph (a) of Clause 6.1 (Repayment of Term Loans) opposite the relevant Facility A Repayment Date.
“Facility B” means the term loan facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).
“Facility B Commitment” means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and
(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.
“Facility B Repayment Date” means 31 October 2015.
“Facility Office” means:
(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or
(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Parent (or the Agent and the Parent or the Security Trustee and the Parent) setting out any of the fees referred to in Clause 13 (Fees).
“Finance Document” means this Agreement, any Accession Letter, any Compliance Certificate, any Fee Letter, any Hedging Agreement, any Resignation Letter, any Selection Notice, the Subordination Agreement, any Transaction Security Document, any Utilisation Request, the Working Capital Facility Letter, the Ranking Agreement, any document entered into in respect of the Lloyds Retail Facilities and any other document designated as a “Finance Document” by the Agent and the Parent.
“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.
“Finance Party” means the Agent, the Arranger, the Security Trustee, a Lender, the Working Capital Lender and Lloyds TSB Bank plc (or any other member of the LBG Group) as provider of the Lloyds Retail Facilities.
“Financial Due Diligence Report” means the report by KPMG dated on or around the date of this Agreement relating to the Parent and its subsidiaries and addressed to, and/or capable of being relied upon by, Lloyds TSB Bank plc as original lender.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of Finance Leases;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);
(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);
(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before 31 December 2015 or are otherwise classified as borrowings under the Accounting Principles;
(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;
(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and
(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.
“Financial Quarter” has the meaning given to that term in Clause 22.1 (Financial definitions).
“Financial Year” has the meaning given to that term in Clause 22.1 (Financial definitions).
“Flotation” means:
(i)	a successful application being made for the admission of any part of the share capital of any member of the Group to the Official List of the UK Listing Authority and the admission of any part of the share capital of any member of the Group to trading on the London Stock Exchange plc; or
(ii)	the grant of permission to deal with any part of the issued share capital of any member of the Group on the Alternative Investment Market or the European Acquisition of Securities Dealers Automated Quotation System or on any recognised investment exchange (as that term is used in the Financial

Services and Markets Act 2000) or in or on any exchange or market replacing the same or any other exchange or market in any country.
“Funds Flow” means the funds flow delivered by the Parent to the Agent on or around the date of this Agreement in connection with the facilities being made available to the Group by the Finance Parties.
“Genesco Closing Schedule” means the schedule in the agreed form setting out the dates to which the Group will prepare Monthly Financial Statements and Quarterly Financial Statements after the Restatement Date.
“Group” means the Parent and each of its Subsidiaries for the time being.
“Group Structure Chart” means the group structure chart in the agreed form.
“Guarantor” means a Guarantor listed in Part I of Schedule 1 (the Original Parties) as a Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 26 (Changes to the Obligors).
“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement in agreed form entered into or to be entered into by the Parent and a Lender for the purpose of hedging interest rate liabilities in relation to the Term Facilities in accordance with any Hedging Policy Letter.
“Hedging Policy Letter” means any letter entered into at any time by the Parent to the Agent setting out the proposed policy of the Group in relation to the hedging of its exposure to floating rates of interest.
“Holding Account” means an account:
(a)	held in Scotland by a member of the Group with the Agent or Security Trustee;
(b)	identified in a letter between the Parent and the Agent as a Holding Account; and
(c)	subject to Security in favour of the Security Trustee which Security is in form and substance satisfactory to the Security Trustee,
(as the same may be redesignated, substituted or replaced from time to time).
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“Holdings” means Schuh Holdings Limited (Registered No. SC265833).
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
     “Impaired Agent” means the Agent at any time when:
(a)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”;
(b)	an Insolvency Event has occurred and is continuing with respect to the Agent; or

     (c) the Agent rescinds or repudiates a Finance Document.
“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).
“Information Package” means the Reports, the Business Plan and the Funds Flow.
     “Insolvency Event” in relation to a Finance Party means:
(a)	a Finance Party being dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	a Finance Party admits in writing its inability generally to pay its debts as they become due; or
(c)	the appointment of a liquidator, receiver, administrator, compulsory manager or similar officer in respect of that Finance Party or all or any material part of that Finance Party’s assets or any analogous procedure or any formal step being taken in respect of any such appointment or procedure other than the presentation of a petition for any such appointment or procedure which is dismissed, stayed or discharged within 30 days.
“Insurance Adequacy Letter” means the letter from Aon addressed to the Finance Parties dated on or around the date of this Agreement in respect of the insurance provision of the Group.
“Intellectual Property” means:
(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know how and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and
(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).
“ITA” means the Income Tax Act 2007.
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
“LBG Group” means Lloyds Banking Group plc and its Subsidiaries from time to time.
     “Legal Reservations” means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;
(c)	the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(d)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(e)	the principle that in certain circumstances security granted by way of fixed charge may be characterised as a floating charge or that security purported to be constituted by way of an assignment may be recharacterised as a charge;
(f)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(g)	any other matters which are set out as qualifications or reservations as to matters of law (but not of fact) expressed in any legal opinion required to be given by this Agreement.
     “Lender” means:
(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or
(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Quotation Day for the offering of deposits in Sterling and for a period comparable to the Interest Period for that Loan.
“Limitation Acts” means the Limitation Act 1980, the Foreign Limitation Periods Act 1984, the Prescription and Limitation (Scotland) Act 1973, the Prescription and Limitation (Scotland) Act 1984 and any other enactment (whenever passed) relating to the prescription and/or limitation of actions and/or claims in any part of the United Kingdom.
“Livingston Property” means the heritable property situated at 1 Neilson Square, Deans Industrial Estate, Livingston EH54 8EQ (Title Number WLN1738).
“Lloyds Retail Facilities” means the retail and merchant services facilities (if any) provided to the Group by a member of the LBG Group from time to time.

“LMA” means the Loan Market Association.
“Loan” means a Term Loan.
“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).
“Mandatory Cost” means in respect of any Lender, the cost of complying with any reserve asset, liquidity, special deposit or other regulatory requirements affecting it, expressed as a percentage rate per annum, including for a Lender participating through a Facility Office in the United Kingdom or a Participating Member State the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula) and the cost, expressed as a percentage rate per annum, of complying with any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including any Reserve Requirements) against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender.
“Mandatory Prepayment Account” means an interest-bearing account:
(a)	held in Scotland by a Borrower with the Agent or Security Trustee;
(b)	identified in a letter between the Parent and the Agent as a Mandatory Prepayment Account;
(c)	subject to Security in favour of the Security Trustee which Security is in form and substance satisfactory to the Agent and Security Trustee; and
(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,
     (as the same may be redesignated, substituted or replaced from time to time).
     “Margin” means:
(a)	in relation to any Facility A Loan, two point five per cent. (2.5%) per annum;
(b)	in relation to any Facility B Loan, three point seven five per cent. (3.75%) per annum;
(c)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility;
(d)	in relation to any other Unpaid Sum, the highest rate specified above; and
(e)	if at any time a breach of the terms of Clause 22 (Financial Covenants) is continuing each of the rates referred to in (a) to (d) (inclusive) above will increase to two times the Margin which would otherwise be applicable to such amount for so long as such breach continues unwaived.
“Material Adverse Effect” means any event or circumstance which is in the opinion of the Majority Lenders (acting reasonably) materially adverse to:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or
(b)	the ability of an Obligor to perform its payment obligations under any of the Finance Documents and/or its obligations under Clause 22.2 (Financial condition) of this Agreement; or
(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.
“Monthly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 21.1 (Financial Statements).
“Non-Consenting Lender” has the meaning given to that term in Clause 37.3 (Replacement of Lender).
“Obligor” means a Borrower or a Guarantor.
“Obligors’ Agent” means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).
“Original Financial Statements” means:
(a)	in relation to the Parent, the audited consolidated financial statements of the Group for its financial year ended 30 March 2010 and the unaudited management accounts for the Accounting Period which ended on the last day of P6 2011; and
(b)	in relation to any other Obligor, its audited financial statements delivered to the Agent as required by Clause 26 (Changes to the Obligors).
“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.
“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder.
     “Permitted Acquisition” means:
(a)	an acquisition permitted in terms of Clause 23.29 (Capital Expenditure);
(b)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;
(c)	an acquisition of shares or securities pursuant to a Permitted Share Issue;
(d)	an acquisition approved in writing by the Majority Lenders.
“Permitted Bank Accounts” means each of the accounts held by Schuh (RoI) Limited with Ulster Bank (or such other bank notified by the Parent to the Agent from time to time).
“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which is on arms’ length terms:
(a)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;
(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:
(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;
(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and
(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;
(c)	of assets (other than shares, businesses, any Properties or any Intellectual Property) in exchange for other assets comparable or superior as to type, value or quality;
(d)	of obsolete or redundant vehicles, plant and equipment for cash;
(e)	arising as a result of any Permitted Security; and
(f)	of assets (other than shares, businesses, any Properties or any Intellectual Property) for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs) does not exceed £200,000 (or its equivalent) in any Financial Year of the Parent.
     “Permitted Financial Indebtedness” means Financial Indebtedness:
(a)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade, but not a foreign exchange transaction for investment or speculative purposes;
(b)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 23.30 (Treasury Transactions);
(c)	of any person acquired by a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;
(d)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed £100,000 (or its equivalent in other currencies) at any time;
(e)	arising under the Working Capital Facility Letter;
(f)	arising in respect of the Retail Facilities;
(g)	arising under a loan made by the UK Acquisition Company to the Parent which is subordinated to the Facilities in accordance with the Subordination Agreement;
(h)	arising by way of a New Shareholder Injection; and
(i)	not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not exceed £100,000 (or its equivalent) in aggregate for the Group at any time.
     “Permitted Guarantee” means:
(a)	the endorsement of negotiable instruments in the ordinary course of trade;
(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;
(c)	any guarantee permitted under Clause 23.19 (Financial Indebtedness);
(d)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security; or
(e)	the Guarantee (as defined in the Ranking Agreement).
“Permitted Joint Venture” means any investment in any Joint Venture where the Parent has obtained the prior written consent (not to be unreasonably withheld or delayed) of the Majority Lenders for the investment in that Joint Venture.

“Permitted Loan” means:
(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;
(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (c) of that definition);
(c)	a loan made by an Obligor to another Obligor or made by a member of the Group which is not an Obligor to another member of the Group;
(d)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed £100,000 (or its equivalent) at any time;
(e)	a loan made by the Parent or any of its wholly owned subsidiaries to the UK Acquisition Company in compliance with the terms of paragraph (b) of the definition of Permitted Payment; and
(f)	any other loan so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed £100,000 (or its equivalent) at any time.
     “Permitted Merger” means:
(a)	an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of an Obligor where:
(i)	all of the business and assets of that Obligor are retained by one or more other Obligors;
(ii)	the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is liable for the obligations of the Obligor it has merged with and is incorporated in the same jurisdiction as that Obligor; and
(iii)	the Agent and the Security Trustee are given thirty Business Days’ notice by the Parent of that proposed amalgamation, demerger, merger, consolidation or corporate reconstruction and the Security Trustee, acting reasonably, is satisfied that the Finance Parties will enjoy the same or equivalent Security over the same assets and over that Obligor and the shares in it (or the shares of the surviving entity); or
(b)	an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of a member of the Group which is not an Obligor where all of the business and assets of that member remain within the Group; or
(c)	an amalgamation or merger between an Obligor and another entity in connection with a Permitted Acquisition where such Obligor is the surviving entity.
“Permitted Payment” means:

(a)	the payment of a dividend to the Parent or any of its wholly-owned Subsidiaries;
(b)	the payment of a dividend or the making of a loan by the Parent to the UK Acquisition Company provided that:
(i)	no Event of Default would occur as a result of that loan and/or dividend;
(ii)	the Parent provides to the Agent such information as the Agent may reasonably require so as to demonstrate to the Agent that such loan and/or dividend would not cause a breach of the financial covenants under Clause 22 (Financial Covenants) of this Agreement in the period of 12 months following the making of such loan and/or payment of such dividend;
(iii)	such loan and/or dividend is paid by the Parent into an account of the UK Acquisition Company held with the Agent or Security Trustee and subject to Security in favour of the Security Trustee which Security is in form and substance satisfactory to the Agent and the Security Trustee; and
(iv)	simultaneously with the payment referred to in (iii) above, the UK Acquisition Company subscribes in cash for a corresponding amount in the equity capital of the Parent;
(c)	the payment of any other dividend agreed between the Parent and the Lenders.
     “Permitted Security” means:
(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;
(b)	any netting or set-off arrangement entered into by any member of the Group with Lloyds TSB Bank plc in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors;
(c)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement, if:
(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;
(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and
(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(d)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:
(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;
(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and
(iii)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;
(e)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;
(f)	any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (e) of the definition of “Permitted Financial Indebtedness”;
(g)	any Security in favour of Bank of Scotland plc or any other member of the LBG Group by any member of the Group;
(h)	any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (g) above) does not exceed £100,000; or
(i)	the Noteholder Securities (as defined in the Ranking Agreement).
     “Permitted Share Issue” means an issue of:
(a)	ordinary shares by the Parent to employees, paid for in full in cash upon issue and which by their terms are not redeemable and where such issue does not lead to a Change of Control of the Parent;
(b)	shares by a member of the Group which is a Subsidiary to its immediate Holding Company where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms.
     “Permitted Transaction” means:
(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;
(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to an Obligor; or

(c)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arms’ length terms.
“Properties” means the heritable or freehold properties owned by the Group at the date of this Agreement and any other freehold property acquired by a member of the Group after the date of this Agreement. A reference to “Property” is a reference to any of the Properties.
“Qualifying Lender” has the meaning given to that term in Clause 14 (Tax gross-up and indemnities).
“Quarter Date” means the last day of a Financial Quarter.
“Quarterly Financial Statements” means the management accounts for a Financial Quarter.
“Quasi-Security” has the meaning given to that term in Clause 23.13 (Negative pledge).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the first day of that period.
“Ranking Agreement” means the ranking agreement dated on or around the Effective Date and made between the Security Trustee, the Noteholder Security Trustee (as defined therein), Schuh Limited and Schuh (ROI) Limited.
“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
“Reference Banks” means, in relation to LIBOR, the principal London offices of Barclays Bank PLC, Lloyds TSB Bank plc and The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Parent.
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or adviser as the first fund or, if it is managed by a different investment manager or adviser, a fund whose investment manager or adviser is an Affiliate of the investment manager or adviser of the first fund.
“Relevant Jurisdiction” means, in relation to an Obligor:
(a)	its jurisdiction of incorporation;
(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.
“Relevant Period” has the meaning given to that term in Clause 22.2 (Financial definitions).

“Repayment Date” means a Facility A Repayment Date or the Facility B Repayment Date.
“Repeating Representations” means each of the representations set out in Clause 20.2 (Status) to Clause 20.7 (Governing law and enforcement) (inclusive), Clause 20.11 (No default), paragraphs (f) and (g) of Clause 20.13 (Original Financial Statements), Clause 20.19 (Ranking) to Clause 20.21 (Legal and beneficial ownership) (inclusive) and Clause 20.28 (Centre of main interests and establishments).
“Reports” means the Financial Due Diligence Report and the Tax Letter.
“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).
“Restatement Date” means 22 June 2011.
“Retail Facilities” means the retail and merchant services facilities used by the Group from time to time (including, without limitation, the Existing Retail Facilities and the Lloyds Retail Facilities).
“Screen Rate” means, in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Lenders.
“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent, whether owed jointly, severally or in any other capacity whatsoever and whether originally incurred by an Obligor or by some other person) of each Obligor to the Finance Parties (or any of them) under each of the Finance Documents except for any obligation or liability which, if it were so included, would cause that obligation or liability or any of the Security in respect thereof, to be unlawful or prohibited by any applicable law.
“Secured Parties” means each Finance Party from time to time and any Receiver or Delegate.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 11 (Interest Periods) in relation to a Term Facility.
“Senior Management” means each and all of Colin Temple, Mark Crutchley, Kenneth Ball and David Spencer.
“Senior Management Event” means Colin Temple and Mark Crutchley cease (in the period of 24 months following the Restatement Date) to be employed by the Parent (as chief executive officer and chief financial officer of the Group respectively) (the date on which both of such individuals cease to be so employed being for these purposes the “Trigger Date”) and, following the presentation to the Lenders of the Group’s alternative arrangements for the senior management of the Group (including, without limitation, the identity of the proposed new chief executive officer and chief financial officer of the Group) within 120 days of the Trigger Date, the Agent (acting on the instructions of the Majority Lenders, acting reasonably) does not provide a written consent to such cessation within 180 days of the Trigger Date. This definition shall also apply to any replacement person approved by the Agent in accordance with the terms of this definition as if references in this Clause to Colin Temple or to Mark Crutchley were references to that replacement person.
“Standard Security” means the standard security by the Company in favour of the Security Trustee in respect of the Livingston Property dated on or around the date of this Agreement.
“Sterling” and the figure “£” means the lawful currency of the UK.
“Subordination Agreement” means a subordination agreement between the Borrower, UK Acquisition Company and the Security Trustee as security trustee for the Finance Parties substantially in the agreed form.
“Subsidiary” means, in relation to any company, corporation or legal entity (a “holding company”), any company, corporation or legal entity:
(a)	which is controlled, directly or indirectly, by the holding company; or
(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or
(c)	which is a subsidiary of another subsidiary of the holding company, and, for these purposes, a company, corporation or legal entity shall be treated as being controlled by another if that other company, corporation or legal entity is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Tax Letter” means the letter dated on or around the date of this Agreement from KPMG to the Finance Parties in respect of the tax position of the Group.
“Taxes Act” means the Income and Corporation Taxes Act 1988.
“Term Facilities” means Facility A and Facility B and “Term Facility” means any of them as the context may require.
“Termination Date” means:
(a)	in relation to Facility A, 31 October 2015; and
(b)	in relation to Facility B, 31 October 2015.
“Term Loan” means a Facility A Loan or a Facility B Loan.
“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being £29,500,000 at the Restatement Date.
“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being £15,500,000 at the Restatement Date.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being £14,000,000 at the Restatement Date.
“Trade Sale” means a disposal (whether in a single transaction or a series of related transactions) of all or substantially all of the business and assets of the Group.
“Transaction Documents” means the Acquisition Agreement, the Constitutional Documents and the Finance Documents.
“Transaction Security” means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Transaction Security Documents.
“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 3(g) — (n) of Part I of Schedule 2 (Conditions Precedent) and any document required to be delivered to the Agent under paragraph 13 of Part II of Schedule 2 (Conditions Precedent) together with any other any document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.
“Transfer Date” means, in relation to an assignment or transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
“UK Acquisition Company” means Genesco (UK) Limited (Reg. No. 7667223).
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“Utilisation” means a Loan.
“Utilisation Date” means the date on which a Utilisation is made.
“Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 3 (Requests).
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.
“Working Capital Facility” means the working capital facilities provided by the Working Capital Lender to various members of the Group pursuant to the terms of the Working Capital Facility Letter.
“Working Capital Facility Letter” means the working capital facility letter between each of the Parent, Holdings and the Company and Lloyds TSB Bank plc dated on or around the Restatement Date or any other facility letter entered into from time to time between members of the Group and the Working Capital Lender setting out the terms on which working capital facilities are available to the Group.
“Working Capital Lender” means Lloyds TSB Bank plc (or another member of the LBG Group) as provider of the Working Capital Facility.
1.2. Construction
(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Trustee” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee or Security Trustees in accordance with the Finance Documents;
(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Parent and the Agent or, if not so agreed, is in the form specified by the Agent;
(iii)	“assets” includes present and future properties, revenues and rights of every description;
(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended or novated (however fundamentally) and includes (without limiting the generality of the foregoing) any variation, increase, extension or addition of or to any facility or amount made available under any such document or any variation of the purposes for which such facility or amount may be available from time to time;
(v)	“guarantee” means (other than in Clause 19 (Guarantee and Indemnity) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;
(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being one with which it is customary to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(ix)	a provision of law is a reference to that provision as amended or re-enacted;
(x)	a time of day is a reference to London time; and
(xi)	the “date of this Agreement” shall be a reference to 10 November 2010.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.
1.3. Third party rights
(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.
(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITIES
2. THE FACILITIES
2.1. The Facilities1
(a)	Subject to the terms of this Agreement, the Lenders make available:
(i)	a Sterling term loan facility in an aggregate amount equal to the Total Facility A Commitments, of which £7,000,000 will be made available to the Parent and £10,000,000 will be made available to Holdings; and
(ii)	a Sterling term loan facility in an aggregate amount equal to the Total Facility B Commitments which shall be made available to Holdings.
2.2. Increase
(a)	The Parent may by giving prior notice to the Agent by no later than the date falling 5 Business Days after the effective date of a cancellation of:
(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.5 (Right of cancellation in relation to a Defaulting Lender); or
(ii)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality), request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:
(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group nor an Investor nor an Affiliate of an Investor and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;
(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;
(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume

[1]	The Facilities were fully drawn on the date of this Agreement and no amounts remain available to be drawn under this Agreement. Facility A has been repaid as to £1,500,000 since the date of this Agreement.

obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;
(vi)	the Commitments of the other Lenders shall continue in full force and effect; and
(vii)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.
(b)	An increase in the Total Commitments will only be effective on:
(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender promptly on receipt on such Increase Confirmation; and
(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:
(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Deed; and
(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.
(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.
(d)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of £5,000 and the Company shall promptly on demand pay the Agent and the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Trustee, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.
(e)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.
(f)	Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and
(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.
2.3. Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.
(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.4. Obligors’ Agent
(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Letter irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3. PURPOSE
3.1. Purpose
(a)	The Parent shall apply all amounts borrowed by it under a Term Facility towards the payment of certain sums due to the shareholders of Holdings, certain of whom are exiting on or around the date of this Agreement and Holdings shall apply all amounts borrowed by it under a Term Facility towards the refinance of certain facilities previously made available to it and certain of its Subsidiaries by Bank of Scotland plc.
3.2. Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4. CONDITIONS OF UTILISATION
4.1. Initial conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.
4.2. Further conditions precedent
Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Utilisation; and
(b)	in relation to any Utilisation on the date of this Agreement, all the representations and warranties in Clause 20 (Representations) or, in relation to any other Utilisation, the Repeating Representations, to be made by each Obligor are true.
4.3. Maximum number of Utilisations
(a)	A Borrower (or the Parent) may not deliver a Utilisation Request if as a result of the proposed Utilisation four or more Term Loans would be outstanding.
(b)	A Borrower (or the Parent) may not request that a Facility A Loan be divided if, as a result of the proposed division, three or more Facility A Loans would be outstanding.
(c)	A Borrower (or the Parent) may not request that a Facility B Loan be divided.

SECTION 3
UTILISATION
5. UTILISATION — LOANS
5.1. Delivery of a Utilisation Request
A Borrower (or the Parent on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10.00 a.m. one Business Day prior to the proposed Utilisation Date.
5.2. Completion of a Utilisation Request for Loans
(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility to be utilised;
(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;
(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods).
(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the date of this Agreement. Only one Utilisation may be requested in each subsequent Utilisation Request.
5.3. Currency and amount
(a)	The currency specified in a Utilisation Request must be Sterling.
(b)	The amount of the proposed Utilisation must be:
(i)	an amount equal to £7,000,000 for that part of Facility A which is to be drawn down by the Parent or, if less, the Available Facility;
(ii)	an amount equal to £10,000,000 for that part of Facility A which is to be drawn down by Holdings or, if less, the Available Facility; or
(iii)	an amount equal to £14,000,000 for Facility B or, if less, the Available Facility.
5.4. Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5. Limitations on Utilisations
A Term Facility may only be utilised on the date of this Agreement and only if all the Term Facilities are utilised in full on that date.
5.6. Cancellation of Commitment
(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.
(b)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.
5.7. Clean down
       The Parent shall ensure that:
(a)	the amount outstanding under the Working Capital Facility Letter; LESS
(b)	any amount of cash (other than cash held in a Holding Account or Mandatory Prepayment Account) held by wholly-owned members of the Group,
(as confirmed in a certificate signed by a director of the Parent provided to the Agent within 15 Business Days after the end of each Financial Year) shall not exceed zero for a period of not less than 10 successive days in each of its Financial Years. Not less than 9 months shall elapse between two such periods.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6. REPAYMENT
6.1. Repayment of Term Loans
(a)	The Borrowers shall repay the Facility A Loans in instalments by repaying on each Facility A Repayment Date the amount set out opposite that Facility A Repayment Date below:

Repayment
Facility A Repayment Date	Instalment (£)
30 June 2011	750,000
30 September 2011	750,000
31 December 2011	750,000
31 March 2012	750,000
30 June 2012	875,000
30 September 2012	875,000
31 December 2012	875,000
31 March 2013	875,000
30 June 2013	875,000
30 September 2013	875,000
31 December 2013	875,000
31 March 2014	875,000
30 June 2014	875,000
30 September 2014	875,000
31 December 2014	875,000
31 March 2015	875,000
30 June 2015	1,000,000
31 October 2015	1,000,000
(b)	Holdings shall repay the Facility B Loans on the Facility B Repayment Date.
(c)	The Borrowers may not reborrow any part of a Term Facility which is repaid.
6.2. Effect of cancellation and prepayment on scheduled repayments and reductions
(a)	If the Parent cancels the whole or any part of the Facility A Commitments in accordance with Clause 7.4 (Right of cancellation and repayment in relation to a single Lender) or if the Facility A Commitment of any Lender is reduced under Clause 7.1 (Illegality) then the amount of the Facility A Repayment Instalment for each Facility A Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.
(b)	If any of the Facility A Loans are prepaid in accordance with Clause 7.4 (Right of cancellation and repayment in relation to a single Lender) or Clause 7.1 (Illegality) then the amount of the Facility A Repayment Instalment for each Facility A Repayment Date falling after that prepayment will reduce pro rata by the amount of the Facility A Loan.
(c)	Subject to the terms of paragraph (d) below, if any of the Facility A Loans are prepaid in accordance with Clause 7.3 (Voluntary prepayment of Term Loans) or Clause 8.3 (Application of mandatory prepayments) then the amount of the Facility A Repayment Instalment for each Facility A Repayment Date falling after that prepayment will reduce in inverse order of maturity by the amount of the Facility A Loan prepaid.
(d)	If any of the Facility A Loans are prepaid pursuant to the terms of Clause 7.3(a), Clause 8.2(b) or Clause 8.3(c)(ii) then the amount prepaid will be applied against the Facility A Repayment Instalments falling after that prepayment in inverse order of maturity.
7. ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION
7.1. Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Parent, the Commitment of that Lender will be immediately cancelled; and
(c)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2. Voluntary cancellation
(a)	Subject to paragraph (b) below, the Parent may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £250,000 and an integral multiple of £250,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.
(b)	The Parent shall not cancel any part of the Available Commitment with respect to Facility A unless there is no Available Commitment with respect to Facility B.
7.3. Voluntary prepayment of Term Loans
(a)	Subject to paragraph (b) below, a Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Term Loan (but, if in part, being an amount that reduces the amount of that Term Loan by a minimum amount of £250,000 and an integral multiple of £50,000).
(b)	The Facility A Loans shall only be prepaid if the whole of the Facility B Loans have been prepaid or will be prepaid at the same time. A prepayment of the Facility A Loans shall be applied to reduce the Facility A Repayment Instalments in inverse order of maturity.

7.4. Right of cancellation and repayment in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (i) of Clause 14.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Parent or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), the Parent may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.
(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.
(c)	On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.
7.5. Right of cancellation in relation to a Defaulting Lender
(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of cancellation of each Available Commitment of that Lender.
(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
8. MANDATORY PREPAYMENT
8.1. Exit
       Upon the occurrence of:
(i)	any Flotation;

(ii)	a Change of Control;

(iii)	a Trade Sale; or

(iv)	a Senior Management Event,
the Facilities will be cancelled and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.
8.2. Disposal and Insurance Proceeds and Excess Cashflow
(a)	For the purposes of this Clause 8.2, Clause 8.3 (Application of mandatory prepayments) and Clause 8.4 (Mandatory Prepayment Accounts and Holding Accounts):
“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).
“Disposal Proceeds” means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:
(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and
(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).
        “Excluded Disposal Proceeds” means any Disposal Proceeds which:
(i)	are applied in replacement of the assets in respect of which the relevant Disposal was made as soon as possible (but in any event within 90 days or, in the case of a disposal of land or buildings, within 12 months or, in any case, such longer period as the Majority Lenders may agree) after receipt; or
(ii)	do not exceed £1,000,000.
“Excluded Insurance Proceeds” means any proceeds of an insurance claim which the Parent notifies the Agent are, or are to be, applied:
(a)	to meet a third party claim;
(b)	to compensate for a loss to be covered under any business interruption insurance policies; or
(c)	to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made, as soon as possible (but in any event within 120 days or, in the case of proceeds in relation to any land or buildings, within 12 months or, in any case, such longer period as the Majority Lenders may agree) after receipt and provided that the amount of such proceeds will cease to fall within this definition if they are not so applied within such period.
“Insurance Proceeds” means the proceeds of any insurance claim received by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.
(b)	The Parent shall ensure that the Borrowers prepay Utilisations in the following amounts at the times and in the order of application contemplated by Clause 8.3 (Application of mandatory prepayments):
(i)	the amount of Disposal Proceeds;
(ii)	the amount of Insurance Proceeds;
(iii)	the amount equal to 50% of the Excess Cashflow for any Financial Year of the Parent, commencing with the Financial Year ending on or around 31 March 2012.
8.3.	Application of mandatory prepayments
(a)	A prepayment made under Clause 8.2 (Disposal and Insurance Proceeds and Excess Cashflow) shall be applied in prepayment of Term Loans as contemplated in paragraphs (b) to (e) inclusive below.
(b)	Unless the Parent makes an election under paragraph (d) below, the Borrowers shall prepay Term Loans at the following times:
(i)	in the case of any prepayment relating to the amounts of Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds; and
(ii)	in the case of any prepayment relating to an amount of Excess Cashflow, within 7 days of delivery pursuant to Clause 21.1 (Financial Statements) of the Annual Financial Statements for the relevant Financial Year.
(c)	A prepayment under Clause 8.2 (Disposal and Insurance Proceeds and Excess Cashflow) shall prepay the Term Loans as follows:
(i)	firstly, in prepayment of the Facility B Loan; and
(ii)	secondly, once Facility B has been repaid in full, in reducing the Facility A Repayment Instalment for each Facility A Repayment Date falling after the date of prepayment in the manner contemplated by paragraph (d) of Clause 6.2 (Effect of cancellation and prepayment on scheduled repayments and reductions).
(d)	Subject to paragraph (e) below, the Parent may elect that any prepayment under Clause 8.2 (Disposal and Insurance Proceeds and Excess Cashflow) be applied in prepayment of a Term Loan on the last day of the Interest Period relating to that Term Loan. If the Parent makes that election then a proportion of the Term Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.
(e)	If the Parent has made an election under paragraph (d) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Term Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).
8.4.	Mandatory Prepayment Accounts and Holding Accounts
(a)	The Parent shall ensure that:
(i)	Disposal Proceeds and Insurance Proceeds in respect of which the Parent has made an election under paragraph (d) of Clause 8.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group;

(ii)	any amounts which represent Excluded Insurance Proceeds and/or Excluded Disposal Proceeds which are to be applied for the specific purpose with the specific periods (as set out in the definitions of Excluded Insurance Proceeds and/or Excluded Disposal Proceeds) are paid into a Holding Account as soon as reasonably practicable after receipt by a member of the Group; and

(iii)	an amount equal to any Excess Cashflow in respect of which the Parent has made an election under paragraph (d) of Clause 8.3 (Application of mandatory prepayments) is paid into a Mandatory Prepayment Account promptly after such election.
(b)	The Parent and each Borrower irrevocably authorise the Agent to apply:
(i)	amounts credited to the Mandatory Prepayment Account; and

(ii)	amounts credited to the Holding Account which have not been applied within any applicable periods detailed in the definitions of Excluded Insurance Proceeds and/or Excluded Disposal Proceeds,
to pay amounts due and payable under Clause 8.3 (Application of mandatory prepayments) and otherwise under the Finance Documents. The Parent and each Borrower further irrevocably authorise the Agent to so apply amounts credited to the Holding Account whether or not the periods detailed in the definitions of Excluded Insurance Proceeds and/or Excluded Disposal Proceeds have elapsed since receipt of those proceeds if a Default has occurred and is continuing. The Parent and each Borrower also irrevocably authorise the Agent to transfer any amounts credited to the Holding Account referred to in this paragraph (b) to the Mandatory Prepayment Account pending payment of amounts due and payable under the Finance Documents (but if all such amounts have been paid any such amounts remaining credited to the Mandatory Prepayment Account may (unless a Default has occurred) be transferred back to the Holding Account.
(c)	A Lender, Security Trustee or Agent with which a Mandatory Prepayment Account or Holding Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

8.5.	Excluded proceeds

Where Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Parent shall ensure that those amounts are used for that purpose and, if requested to do so by the Agent, shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.
9.	RESTRICTIONS

9.1.	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, voluntary prepayment and cancellation), paragraph (d) of Clause 8.3 (Application of mandatory prepayments) or Clause 8.4 (Mandatory prepayment Accounts and Holding Accounts) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2.	Interest and other amounts
(a)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and Break Costs.
(b)	Any prepayment or cancellation under this Agreement (except for any prepayment pursuant to any refinancing of the entire Commitments in respect of the Facilities in accordance with the terms of Clause 7.1 (Illegality) or as a result of the terms of paragraph (iv) of Clause 8.1 (Exit) or any prepayment as a result of the terms of Clause 8.2 (Disposal and Insurance proceeds and Excess Cashflow) or as a consequence of an Obligor being required to pay additional amounts pursuant to Clause 14.2 (Tax Gross-Up) where the prepayment is made within 30 days of such additional amounts becoming payable) shall be made together with an early repayment or cancellation fee payable by the Parent to the Agent (for the account of the Lenders) of an amount equal to (i) three per cent. (3%) of the amount prepaid and/or cancelled in the event that any amount is prepaid or cancelled within 12 months of the date of this Agreement as a result of or in connection with a refinancing of all or part of the Facilities by any bank or financial institution (other than all of the Lenders), a Trade Sale or a Flotation, (ii) two per cent. (2%) of the amount prepaid and/or cancelled in the event that any amount is prepaid or cancelled more than 12 months after but within 24 months of the date of this Agreement as a result of or in connection with a refinancing of all or part of the Facilities by any bank or financial institution (other than all of the Lenders), a Trade Sale or a Flotation, and (iii) one per cent. (1%) in the event that any amount is prepaid or cancelled more than 24 months after but within 36 months of the date of this Agreement as a result of or in connection with a refinancing of all or part of the Facilities by any bank or financial institution (other than all of the Lenders), a Trade Sale or a Flotation. Such fee shall be payable on the date of such prepayment or cancellation.

9.3.	No reborrowing of Term Facilities

No Borrower may reborrow any part of a Term Facility which is prepaid.

9.4.	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5.	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6.	Agent’s receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, voluntary prepayment and cancellation) or an election under paragraph (d) of Clause 8.3 (Application of mandatory prepayments) it shall promptly forward a copy of that notice or election to either the Parent or the affected Lender, as appropriate.

9.7.	Prepayment elections

The Agent shall notify the Lenders as soon as possible of any proposed prepayment of any Term Loan under Clause 7.3 (Voluntary prepayment of Term Loans) or Clause 8.2 (Disposal and Insurance Proceeds and Excess Cashflow).

SECTION 5
COSTS OF UTILISATION
10.	INTEREST

10.1.	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.
10.2.	Payment of interest
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three Monthly intervals after the first day of the Interest Period).

10.3.	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two times the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.
(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two times the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
10.4.	Notification of rates of interest
The Agent shall promptly notify the Lenders and the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1.	Selection of Interest Periods and Terms
(a)	A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.
(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Parent on behalf of the Borrower) to which that Term Loan was made not later than 10.00 a.m. on the Business Day prior to the last day of the then current Interest Period.
(c)	If a Borrower (or the Parent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 11.2 (Changes to Interest Periods), be three Months.
(d)	Subject to this Clause 11, a Borrower (or the Parent) may select an Interest Period of three or six Months or any other period agreed between the Parent and the Agent (acting on the instructions of all the Lenders). In addition, a Borrower (or the Parent on its behalf) may select an Interest Period of (in relation to Facility A) a period of less than three Months, if necessary to ensure that there are Facility A Loans (with an aggregate amount equal to or greater than a Facility A Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the relevant Facility A Repayment Instalment due on that date.
(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.
(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
11.2.	Changes to Interest Periods
(a)	Prior to determining the interest rate for a Facility A Loan, the Agent may shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans (with an aggregate amount equal to or greater than the relevant Facility A Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the relevant Facility A Repayment Instalment due on that date.
(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Parent and the Lenders.
11.3.	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
11.4.	Consolidation and division of Facility A Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:
(i)	relate to Facility A Loans;

(ii)	end on the same date; and
(iii)	are made to the same Borrower,
those Facility A Loans will, unless the Parent specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.
(b)	Subject to Clause 4.3 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount), if the Parent requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided with amounts specified in that Selection Notice, having an aggregate amount equal to the amount of the Facility A Loan immediately before its division.
12.	CHANGES TO THE CALCULATION OF INTEREST

12.1.	Absence of quotations
Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2.	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;
(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and
(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed twenty five (25%) per cent. Of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

12.3.	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.
12.4.	Break Costs
(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
13.	FEES
13.1.	Arrangement fee
The Parent shall pay to the Arranger an arrangement fee in the amount and at the times agreed in the Fee Letter.
13.2.	Agency fee
The Parent shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
14.	TAX GROSS UP AND INDEMNITIES

14.1.	Definitions
(a)	In this Agreement:
“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:
(i)	a Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(A)	a Lender:
(1)	which is a bank (as defined for the purpose of Section 879 of the ITA) making an advance under a Finance Document; or
(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of Section 879 of the ITA) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(B)	a Lender which is:
(1)	a company resident in the United Kingdom for United Kingdom tax purposes;
(2)	a partnership each member of which is:
(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of the CTA;
(3)	a company not so resident in the United Kingdom

which carries on a trade in the United Kingdom through a permanent establishment and which brings into account that interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company; or
(C)	a Treaty Lender; or
(ii)	a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes;
(ii)	a partnership each member of which is:
(1)	a company so resident in the United Kingdom; or
(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).
“Treaty Lender” means a Lender which:
(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and
(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom.
(a)	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
14.2.	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Parent and that Obligor.
(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction the Lender had been a Qualifying Lender with respect to that payment, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or
(ii)
(A)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender;
(B)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Parent a certified copy of that Direction; and
(C)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or
(iii)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender and:

(A)	the relevant Lender has not given a Tax Confirmation to the Parent; and
(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Parent, on the basis that the Tax Confirmation would have enabled the Parent to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a valid original certificate of deduction of tax or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(g)	(i)	Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

	(ii)	Nothing in paragraph (i) above shall require a Treaty Lender to:
(A)	register under the HMRC DT Treaty Passport scheme;
(B)	apply the HMRC DT Treaty Passport scheme to any Utilisation if it has so registered; or
(C)	file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (h) below or paragraph (a) of Clause 14.6 (HMRC DT Treaty Passport scheme confirmation), and the Obligor making that payment has not complied with its obligations under paragraph (i) below or paragraph (b) of Clause 14.6 (HMRC DT Treaty Passport scheme confirmation).
(h)	A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Part II of Schedule 1 (The Original Parties).
(i)	Where a Lender includes the indication described in paragraph (h) above in Part II of Schedule 1 (The Original Parties):
(i)	each Borrower shall, to the extent that that Lender is a Lender under a Facility made available to that Borrower pursuant to Clause 2 (The Facilities), file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing; and
(ii)	each Additional Borrower shall, to the extent that that Lender is a Lender under a Facility made available to that Additional Borrower pursuant to Clause 2 (The Facilities), file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.
(j)	If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (h) above or paragraph (a) of Clause 14.6 (HMRC DT Treaty Passport scheme confirmation), no Obligor shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Utilisation.
14.3.	Tax indemnity
(a)	The Parent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.
(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.
14.4. Tax Credit
     If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and
(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor. Notwithstanding anything to the contrary, in no event shall any Finance Party be required to pay any amount to the Borrowers the payment of which would place such Finance Party in a less favourable net after tax position than such Finance Party would have been in if the Tax giving rise to the indemnity payments had never been paid.
14.5. Lender Status Confirmation
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.
If a New Lender fails to indicate its status in accordance with this Clause 14.5 then such New Lender shall be treated for the purposes of this Agreement as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 14.5.
14.6. HMRC DT Treaty Passport scheme confirmation
(a)	A New Lender or an Increase Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which then wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes by including its scheme reference number and its jurisdiction of tax residence in that Transfer Certificate, Assignment Agreement or Increase Confirmation.
(b)	Where a New Lender or an Increase Lender includes the indication described in paragraph (a) above in the relevant Transfer Certificate, Assignment Agreement or Increase Confirmation:
(i)	each Borrower which is a Party as a Borrower as at the relevant Transfer Date or the date on which the increase in Total Commitments described in the relevant Increase Confirmation takes effect shall, and to the extent that that New Lender or Increase Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2 (The Facilities), file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date or that date on which the increase in Total Commitments takes effect and shall promptly provide the Lender with a copy of that filing; and
(ii)	each Additional Borrower which becomes an Additional Borrower after the relevant Transfer Date or the date on which the increase in Total Commitments described in the relevant Increase Confirmation takes effect shall, to the extent that that New Lender or Increase Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2 (The Facilities), file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.
14.7. Stamp taxes
The Parent shall pay and, within three Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
14.8. Notification to Parent and Agent
Each Lender will notify the Parent and the Agent if it is not or ceases to be a Qualifying Lender.
14.9. Value added tax
(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. Subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.
(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) in connection with a Finance Document, and any Party is required by the terms of any Finance

Document to pay an amount equal to the consideration for such supply to the Supplier, such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.
(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.
15. INCREASED COSTS
15.1. Increased costs
(a)	Subject to Clause 15.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.
(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
15.2. Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
15.3. Exceptions
(a)	Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);
(iii)	compensated for by the payment of the Mandatory Cost; or
(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 15.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).
16. OTHER INDEMNITIES
16.1. Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2. Other indemnities
(a)	The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:
(i)	the occurrence of any Event of Default;
(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);
(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);
(iv)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.
(b)	The Parent shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 16.2.
16.3. Indemnity to the Agent
The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default;
(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 31.10 (Change of currency); or
(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
16.4. Indemnity to the Security Trustee
(a)	Each Obligor shall promptly indemnify the Security Trustee and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:
(i)	the taking, holding, protection or enforcement of the Transaction Security,
(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each Receiver and Delegate by the Finance Documents or by law; and
(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
(b)	The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

17. MITIGATION BY THE LENDERS
17.1. Mitigation
(a)	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
17.2. Limitation of liability
(a)	The Parent shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18. COSTS AND EXPENSES
18.1. Transaction expenses
The Parent shall within three Business Days of demand pay the Agent, the Arranger and the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Trustee, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:
(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security;
(b)	any other Finance Documents executed after the date of this Agreement.
18.2. Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.10 (Change of currency), the Parent shall, within three Business Days of demand, reimburse each of the Agent and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Trustee (and, in the case of the Security Trustee, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
18.3. Security Trustee’s ongoing costs
(a)	In the event of (i) a Default or (ii) the Security Trustee considering it necessary or expedient or (iii) the Security Trustee being requested by an Obligor or the Majority Lenders to undertake duties which the Security Trustee and the Parent agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Trustee under the Finance Documents, the Parent shall pay to the Security Trustee any additional remuneration that may be agreed between them.
(b)	If the Security Trustee and the Parent fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Trustee and approved by the Parent or, failing approval, nominated (on the application of the Security Trustee) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Parent) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.
18.4. Enforcement and preservation costs
The Parent shall, within three Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7
GUARANTEE
19. GUARANTEE AND INDEMNITY
19.1. Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
19.2. Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
19.3. Reinstatement
If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
19.4. Waiver of defences
The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
19.5. Guarantor Intent
Without prejudice to the generality of Clause 19.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
19.6. Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
19.7. Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.8. Deferral of Guarantors’ rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics) of this Agreement.
19.9. Release of Guarantors’ right of contribution
If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
19.10. Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
19.11. Guarantee Limitations
This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 678 or 679 of the Companies Act 2006 or, as applicable, section 60 of the Companies Act 1963 of Ireland (as amended) and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Letter applicable to such Additional Guarantor. In particular, but without limiting the generality of the foregoing provisions, it is agreed that the guarantee and indemnity by Schuh (RoI) Limited in terms of this Clause 19 shall not include the payment of any arrangement fee payable under this Agreement (or any agreement amending or varying the terms of this Agreement) or the payment of any fees, costs or expenses payable by any member of the Group in connection with the Acquisition Agreement or with this Agreement (or any agreement amending or varying the terms of this Agreement).

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
20. REPRESENTATIONS
20.1. General
Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party.
20.2. Status
(a)	It and each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
20.3. Binding obligations
Subject to the Legal Reservations and to any of the matters specified in paragraphs (a) to (e) inclusive of Clause 20.9:
(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and
(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.
20.4. Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:
(a)	any law or regulation applicable to it;
(b)	the constitutional documents of any member of the Group; or
(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.
20.5. Power and authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.
(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.
20.6. Validity and admissibility in evidence
(a)	All Authorisations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and
(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect.
(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect to the extent that failure to obtain or effect those Authorisations has or would reasonably be expected to have a Material Adverse Effect.
20.7. Governing law and enforcement
(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.
(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.
20.8. Insolvency
       No:
(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.7 (Insolvency proceedings); or
(b)	creditors’ process described in Clause 24.8 (Creditors’ process), has been taken or, to the knowledge of the Parent, threatened in relation to a member of the Group and none of the circumstances described in Clause 24.6 (Insolvency) applies to a member of the Group.
20.9. No filing or stamp taxes
Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:
(a)	registration of particulars of the Transaction Security Documents at the Companies Registration Office in Scotland under Section 878 of the Companies Act 2006 and payment of associated fees;

(b)	registration of particulars of the Debenture at the Companies Registration Office in Ireland under Section 99 of the Companies Act 1963 and payment of associated fees;
(c)	filing of the statutory declarations by directors (and, in the case of an Obligor incorporated in Ireland, section 60 of the Companies Act 1963 of Ireland) copies of which are delivered to the Agent under Clause 4.1 (Initial conditions precedent) at the Companies Registration Office in England and Wales;
(d)	registration of the Standard Security at the Land Register of Scotland and payment of associated fees;
(e)	registration of the Debenture in the Land Registry or registry of deeds in Ireland to the extent it relates to any specified Irish real property;
(f)	registration of the Debenture at the Irish Patents Office to the extent it relates to any specified Irish trade marks or patents, which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.
20.10. Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.
20.11. No default
(a)	No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.
20.12. No misleading information
Save as disclosed in writing to the Agent prior to the date of this Agreement:
(a)	to the best of its knowledge and belief (having made due and diligent enquiry), any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;
(b)	the Business Plan has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Business Plan have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by the board of directors of the Parent;
(c)	any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;
(d)	the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;
(e)	to the best of its knowledge and belief (having made due and diligent enquiry), no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect;
(f)	to the best of its knowledge and belief (having made due and diligent enquiry), all material information provided to a Finance Party by or on behalf of the Parent or the Company on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Package) is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and
(g)	to the best of its knowledge and belief (having made due and diligent enquiry), all other written information provided by any member of the Group (including its advisers) to a Finance Party or the provider of any Report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.
20.13. Original Financial Statements
(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.
(b)	Its unaudited Original Financial Statements fairly represent its financial condition and results of operations for the relevant month or financial quarter unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.
(c)	Its audited Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.
(d)	To the best of its knowledge and belief (having made due and diligent enquiry), there has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial

Statements.
(e)	The Original Financial Statements of the Company and the Parent do not consolidate the results, assets or liabilities of any person or business which does not form part of the Company Shares.
(f)	Its most recent financial statements delivered pursuant to Clause 21.1 (Financial Statements):
(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and the Business Plan; and
(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.
(g)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.
(h)	Since the date of the most recent financial statements delivered pursuant to Clause 21.1 (Financial Statements) there has been no material adverse change in the business, assets or financial condition of the Group.
20.14. No proceedings pending or threatened
Other than as disclosed to the Agent prior to the date of this Agreement, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.
20.15. No breach of laws
(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.
20.16. Environmental laws
(a)	Each member of the Group is in compliance with Clause 23.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.
(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.
20.17. Taxation
(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of £100,000 (or its equivalent in any other currency) or more.
(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group of £100,000 (or its equivalent in any other currency) or more is reasonably likely to arise.
(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.
20.18. Security and Financial Indebtedness
(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.
(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.
20.19. Ranking
The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.
20.20. Good title to assets
It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.
20.21. Legal and beneficial ownership
It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.
20.22. Shares
The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. Other than in relation to share options granted or to be granted to employees in terms of any share option schemes operated by the Group, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre-emption or conversion).

20.23. Intellectual Property
It and each of its Subsidiaries:
(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Business Plan;
(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and
(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.
20.24. Group Structure Chart
The Group Structure Chart delivered to the Agent pursuant to Part I of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects.
20.25. Obligors
The Parent has no Subsidiaries other than the Obligors and Schuh Corporate Trustee Limited.
20.26. Accounting reference date
The Accounting Reference Date of each member of the Group is 30 March.
20.27. Equity Documents
Not restated.
20.28. Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.
20.29. Pensions
(a)	Neither it nor any of its Subsidiaries is or has at any time been an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993).
(b)	Neither it nor any of its Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 39 and 43 of the Pensions Act 2004) such an employer.
20.30. Acquisition Documents
Not restated.

20.31. Times when representations made
(a)	All the representations and warranties in this Clause 20 are made by each Obligor on the date of this Agreement.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a) — (e) of Clause 20.13 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(c)	All the representations and warranties in this Clause 20 except Clause 20.12 (No misleading information) and Clause 20.24 (Group Structure Chart) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
21. INFORMATION UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
21.1. Financial statements
The Parent shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years:
(i)	its audited consolidated financial statements for that Financial Year;
(ii)	the audited financial statements (consolidated if appropriate) of each Obligor for that Financial Year; and
(iii)	the audited financial statements of any other Subsidiary for that Financial Year if requested by the Agent;
(b)	in the period from the Restatement Date to (and including) P6 2012 and at any time when (by reference to the level of EBITDA and Cashflow disclosed in any financial statements provided to the Agent in terms of this Agreement) the financial performance of the Group is below that anticipated in the Budget for the relevant period by more than 15%, as soon as they are available, but in any event within 30 days after the end of each Accounting Period its financial statements on a consolidated basis for that Accounting Period (to include cumulative management accounts for the Financial Year to date); and
(c)	in the period following P6 2012, as soon as they are available, but in any event within 30 days after each Quarter Date its Quarterly Financial Statements on a consolidated basis for that Financial Quarter (to include cumulative management accounts for the Financial Year to date).
21.2. Provision and contents of Compliance Certificate
(a)	The Parent shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants).

(c)	Each Compliance Certificate shall be signed by one director of the Parent.
21.3. Requirements as to financial statements
(a)	The Parent shall procure that each set of Annual Financial Statements, Quarterly Financial Statements and (if applicable) Monthly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Parent shall procure that:
(i)	each set of Annual Financial Statements shall be audited by the Auditors;

(ii)	each set of Quarterly Financial Statements and (if applicable) Monthly Financial Statements is accompanied by a narrative by the finance director of the Parent commenting on the performance of the Group for the Financial Quarter or Accounting Period to which the financial statements relate and the Financial Year to date and any material developments or proposals affecting the Group or its business.
(b)	Each set of financial statements delivered pursuant to Clause 21.1 (Financial statements):
(i)	shall be certified by a director of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up;

(ii)	in the case of consolidated financial statements of the Group, shall be accompanied by a narrative comparing actual performance for the period to which the financial statements relate to the projected performance for that period set out in the Budget; and

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, the Parent notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Agent:
(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the relevant Obligor’s Original

Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with, to determine the amount of any prepayments to be made from Excess Cashflow under Clause 8.2 (Disposal and Insurance Proceeds and Excess Cashflow) and to make an accurate comparison between the financial position indicated in those financial statements and the relevant Obligor’s Original Financial Statements.
Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
(c)	If the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Parent, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Parent must ensure that the Auditors are authorised (at the expense of the Parent):
(i)	to discuss the financial position of each member of the Group with the Agent on request from the Agent; and
(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.
21.4. Budget
(a)	The Parent shall supply to the Agent, in sufficient copies for all the Lenders, as soon as the same become available but in any event within 60 days after the start of each of its Financial Years, an annual Budget for that financial year.
(b)	The Parent shall ensure that each Budget:
(i)	is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, projected financial covenant calculations and projected Capital Expenditure (including, without limitation, any such Capital Expenditure incurred using funds provided for the purpose by the UK Acquisition Company);
(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 21.1 (Financial statements); and
(iii)	has been approved by the board of directors of the Parent.
(c)	If the Parent updates or changes the Budget, it shall within not more than five days of the update or change being made deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

21.5. Presentations
Once in every financial year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, at least two directors of the Parent (one of whom shall be the finance director) must give a presentation to the Finance Parties about:
(a)	the on-going business and financial performance of the Group; and
(b)	any other matter which a Finance Party may reasonably request.
21.6. Year-end
(a)	The Parent shall, as soon as reasonably practicable after the Restatement Date, change its Accounting Reference Date (and the Accounting Reference Date of each other member of the Group) to 31 January but shall not otherwise change its Accounting Reference Date and shall procure that (other than to 31 January) no member of the Group changes its Accounting Reference Date.
(b)	The Parent shall procure that each Accounting Period ends on an accounting date for the purposes of the preparation of the financial statements of the Group.
21.7. Information: miscellaneous
The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);
(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding £100,000 (or its equivalent in other currencies);
(c)	promptly upon becoming aware of the relevant disposal or claim, details of any disposal or insurance claim which will require a prepayment under Clause 8.2 (Disposal and Insurance Proceeds and Excess Cashflow);
(d)	at the same time as each board pack in relation to any proposed new store opening is distributed to the board of directors of the Parent or any other member of the Group, a copy of that board pack;
(e)	promptly, such information as the Security Trustee may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and
(f)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to Senior Management and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Agent may reasonably request.
21.8. Notification of default
(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)	Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by one of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
21.9. “Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.
(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.
(c)	The Parent shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 26 (Changes to the Obligors).
(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other checks in relation to any relevant person pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.
22. FINANCIAL COVENANTS
22.1. Financial definitions
In this Agreement:
“Cashflow” means, in respect of any Relevant Period, EBITDA for that Relevant Period after:
(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;
(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in calculating EBITDA for any Relevant Period (other than, in the case of cash receipts, Relevant Proceeds);
(c)	adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that Relevant Period by any member of the Group;
(d)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;
(e)	deducting the amount of any Capital Expenditure actually made during that Relevant Period by any member of the Group (other than any amounts contributed for such purpose by the UK Acquisition Company in accordance with the terms of Clause 23.29(a)) less, to the extent not already taken into account in determining EBITDA, any landlords’ inducements actually received in cash;
(f)	adding the amount of any New Shareholder Injections permitted to be included in Cashflow pursuant to Clause 22.4 (Equity Cure), and so that no amount shall be added (or deducted) more than once and there shall be excluded the effect of all cash movements associated with the Deal Costs.

“Cashflow Cover” means the ratio of Cashflow to Debt Service in respect of any Relevant Period.
“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash) maturing within twelve months from the date of computation but excluding amounts in respect of:
(a)	receivables in relation to Tax;
(b)	Exceptional Items and other non-operating items;
(c)	any interest owing to any member of the Group; and
(d)	prepaid Deal Costs.
“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group falling due within twelve months from the date of computation but excluding amounts in respect of:
(a)	liabilities for Financial Indebtedness and Finance Charges;
(b)	liabilities for Tax;
(c)	Exceptional Items and other non-operating items; and
(d)	liabilities in relation to dividends declared but not paid by the Parent or by a member of the Group in favour of a person which is not a member of the Group.
“Debt Service” means, in respect of any Relevant Period, the aggregate of:
(a)	Finance Charges for that Relevant Period;
(b)	the aggregate of all scheduled repayments of Financial Indebtedness falling due during that Relevant Period but excluding:
(i)	any amounts falling due under the Working Capital Facility Letter or any other overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility; and
(ii)	any such obligations owed to any member of the Group;
(c)	the amount of any cash dividends or distributions paid or made by the Parent in respect of that Relevant Period;
(d)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group, and so that no amount shall be included more than once.
“EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation:

(a)	before deducting any Finance Charges;
(b)	not including any accrued interest owing to any member of the Group;
(c)	before taking into account any Exceptional Items;
(d)	before deducting any Deal Costs;
(e)	excluding the amount of any profit of any member of the Group which is attributable to minority interests;
(f)	before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);
(g)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset;
(h)	before deducting any amount that in accordance with the Accounting Principles is required to be deducted from the operating profits of the Group but which is in fact attributable to payments to be made by the UK Acquisition Company to either of Colin Temple or Mark Crutchley in accordance with the terms of the Acquisition Agreement;
in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.
“EBITDA” means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group.
“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:
(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;
(b)	disposals, revaluations or impairment of non-current assets;
(c)	disposals of assets associated with discontinued operations; and
(d)	the termination of any Treasury Transaction.
“Excess Cashflow” means, for any period for which it is being calculated, Cashflow for that period less (except to the extent already deducted in calculating Cashflow):
(a)	Debt Service for that period;
(b)	the amount of any voluntary or mandatory prepayments made under the Finance Documents during that period (but assuming for these purposes that any mandatory prepayment under paragraph (b)(iii) of Clause 8.2 is made in the Financial Year to which it is referable, and not in the following Financial Year);
(c)	to the extent included in Cashflow, the cash proceeds of any New Shareholder Injection during that period;

(d)	to the extent included in Cashflow, the cash proceeds of any Capital Expenditure contributed by the UK Acquisition Company in accordance with the terms of Clause 23.29(a); and
(e)	£1,000,000.
“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Financial Indebtedness whether paid or payable by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:
(a)	including the interest (but not the capital) element of payments in respect of Finance Leases;
(b)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;
(c)	excluding any Deal Costs,
and so that no amount shall be added (or deducted) more than once.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 March in each year up to and including 31 March 2010 and ending on or about 31 January in each year thereafter.

“Interest Cover” means the ratio of EBITDA to Finance Charges in respect of any Relevant Period.

“Leverage” means, in respect of any Relevant Period, the ratio of Total Gross Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period.

“New Shareholder Injection” means the aggregate amount of cash subscribed for by any Holding Company of the Parent for ordinary shares in the Parent or for subordinated loan notes (or other subordinated debt instruments) in the Parent, such subordination to be on the terms set out in the Subordination Agreement or otherwise acceptable to the Lenders.

“Quarter Date” means 29 October 2011 and thereafter, 31 January, 30 April, 31 July and 31 October (or such other date as represents the last trading Saturday in the relevant month or the next month as set out in the Genesco Closing Schedule) in each year.

“Relevant Period” means the period of thirteen Accounting Periods ending on or around 29 October 2011 and thereafter the period of 12 months ending on a Quarter Date.

“Relevant Proceeds” means Disposal Proceeds or Insurance Proceeds (each as defined in Clause 8.2 (Disposal, Insurance Proceeds and Excess Cashflow)).

“Total Gross Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Financial Indebtedness at that time but:

(a)	excluding any such obligations to any other member of the Group;
(b)	including, in the case of Finance Leases only, their capitalised value; and
(c)	excluding any amount falling within paragraph (f) (Treasury Transactions) of the definition of Financial Indebtedness;
and so that no amount shall be included or excluded more than once.

“Working Capital” means, on any date, Current Assets less Current Liabilities.
22.2. Financial condition
The Parent shall ensure that:
(a)	Cashflow Cover: Cashflow Cover in respect of any Relevant Period shall not be less than 1.1:1.
(b)	Interest Cover: Interest Cover in respect of any Relevant Period ending on or around the Quarter Date specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Quarter Date:

Column 1	Column 2
Date	Ratio
29 October 2011	4.25:1
28 January 2012	4.5:1
28 April 2012	4.5:1
28 July 2012	4.5:1
27 October 2012	4.5:1
2 February 2013	4.5:1
4 May 2013	4.5:1
3 August 2013	4.5:1
2 November 2013	4.5:1
1 February 2014	4.5:1
3 May 2014	4.5:1
2 August 2014	4.5:1
1 November 2014	4.5:1
31 January 2015	4.5:1
2 May 2015	4.5:1
1 August 2015	4.5:1

(c)	Leverage: Leverage in respect of any Relevant Period ending on the Quarter Date specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Quarter Date:

Column 1	Column 2
Quarter Date	Ratio
29 October 2011	2.75:1
28 January 2012	2.5:1
28 April 2012	2.30:1
28 July 2012	2.25:1
27 October 2012	2.25:1
2 February 2013	2.25:1
4 May 2013	2.25:1
3 August 2013	2.25:1
2 November 2013	2.25:1
1 February 2014	2.25:1
3 May 2014	2.25:1
2 August 2014	2.25:1
1 November 2014	2.25:1
31 January 2015	2.25:1
2 May 2015	2.25:1
1 August 2015	2.25:1
22.3.	Financial testing
The financial covenants set out in Clause 22.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a)(i) and (b) of Clause 21.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and contents of Compliance Certificate).
22.4.	Equity Cure
(a)	In the event of any breach of any of the financial covenants in Clause 22.2 (Financial condition) (each a “Financial Covenant”) for any Relevant Period ending on a Quarter Date (the “Relevant Quarter Date”), the Parent may, not later than 15 Business Days (the “Reference Date”) after the last date for delivery of the Compliance Certificate for that Relevant Period, inject into the Group the cash proceeds of any New Shareholder Injection (the “Cure Amount”) to remedy non-compliance with a Financial Covenant.

(b)	The effect of the Cure Amount shall (subject to the provisions of this Clause) be that each Financial Covenant is recalculated to give effect to the following adjustments:
(i)	for the purpose of calculating Cashflow Cover, the Cure Amount shall either (at the option of the Parent):
(1)	be included in the calculation of Cashflow for that Relevant Period and (unless and until it is released to the Parent in terms of paragraph (e) below) the next three Relevant Periods; or
(2)	reduce Total Gross Debt as at the start of the Relevant Period in which the non-compliance occurred and (unless and until it is released to the Parent in terms of paragraph (e) below) the next three Relevant Periods, and Debt Service shall be recalculated for such Relevant Periods on a pro forma basis as if the Total Gross Debt has been so reduced (and applied against Facility A and Facility B in accordance with the terms of Clause 7.3(b));
(ii)	for the purpose of calculating Leverage, the Cure Amount shall reduce Total Gross Debt as at the end of that Relevant Period; and
(iii)	for the purpose of calculating Interest Cover, the Cure Amount shall be deemed to have been applied in prepayment of the Facilities at the beginning of that Relevant Period and at the beginning of the next three Relevant Periods and Finance Charges for that Relevant Period and (unless and until it is released to the Parent in terms of paragraph (e) below) the next three Relevant Periods shall be recalculated on a pro forma basis as if the Facilities had been so reduced.
(c)	If the re-testing of the Financial Covenants after giving effect to paragraphs (a) and (b) above demonstrates no breach has occurred in respect of the Relevant Period, then the relevant breach shall be deemed to have been remedied.
(d)	A Cure Amount may be injected up to four times over the duration of the Facilities and may not be injected in consecutive Financial Quarters.
(e)	The Parent shall procure that each Cure Amount is credited to the Escrow Account and shall be retained in the Escrow Account until the date of the Quarter Date falling 6 Months after the Relevant Quarter Date at which time it will be released to the Parent if the Parent delivers an Escrow Account Certificate to the Agent within 5 Business Days of such date. In the event that any Default occurs while any amount is held in the Escrow Account or the Parent fails to deliver an Escrow Account Certificate to the Agent within 5 Business Days of the date falling 6 Months after the Relevant Quarter Date, the balance of the Escrow Account may (at the discretion of the Agent, acting on the instructions of the Majority Lenders) be applied immediately in or towards permanent prepayment of Term Loans with such amount being applied against the Term Loans in the same manner as voluntary prepayments under Clause 7.3 (Voluntary Prepayment of Term Loans).

(f)	Any recalculation made under this Clause 22.4 will be solely for the purpose of curing a Financial Covenant breach and not for any other purpose such as calculation of Margin or Excess Cashflow or for determining the application of Excess Cashflow.
23.	GENERAL UNDERTAKINGS
The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
23.1. Authorisations
Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Finance Documents;
(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and
(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
23.2.	Compliance with laws
Each Obligor shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.
23.3.	Environmental compliance

Each Obligor shall (and the Parent shall ensure that each member of the Group will):
(i)	comply with all Environmental Law;
(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits;
(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.4.	Environmental claims
Each Obligor shall (through the Parent), promptly upon becoming aware of the same, inform the Agent in writing of:
(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.
23.5.	Taxation
(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;
(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and
(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
(b)	No member of the Group may change its residence for Tax purposes.
23.6.	Merger
No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction or a Permitted Merger.
23.7.	Change of business
The Parent shall procure that no substantial change is made to the general nature of the business of the Group from that carried on by the Group at the date of this Agreement without the prior written consent of the Majority Lenders.
23.8.	Acquisitions
(a)	Except as permitted under either Clause 23.29 (Capital Expenditure) or paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will):
(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or any assets; or
(ii)	(other than the incorporation of Schuh Corporate Trustee Limited (Reg. No. SC379626) for the purposes only of acting as trustee of an employee share scheme for the Group) incorporate a company.
(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking or any assets (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.
23.9.	Joint ventures
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will):
(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).
(b)	Paragraph (a) above does not apply to any acquisition (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Joint Venture.
23.10.	Dormant subsidiaries
No Obligor shall (and the Parent shall ensure no member of the Group will) cause or permit any member of the Group which is a Dormant Subsidiary to commence trading or cease to satisfy the criteria for a Dormant Subsidiary unless such Dormant Subsidiary becomes an Additional Guarantor in accordance with Clause 26.4 (Additional Guarantors).
23.11.	Preservation of assets
Each Obligor shall (and the Parent shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.
23.12.	Pari passu ranking
Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
23.13.	Negative pledge
In this Clause 23.13, “Quasi-Security” means a transaction described in paragraph (b) below.
Except as permitted under paragraph (c) below:
(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.
(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:
(i)	a Permitted Security; or

(ii)	a Permitted Transaction.
23.14.	Disposals
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:
(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.
23.15.	Arms’ length basis
(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Parent shall ensure no member of the Group will) enter into any transaction with any person except on arms’ length terms and for full market value.

(b)	The following transactions shall not be a breach of this Clause 23.15:
(i)	intra-Group loans permitted under Clause 23.16 (Loans or credit);

(ii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent; and

(iii)	any Permitted Transactions.
23.16.	Loans or credit
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:
(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.
23.17.	No Guarantees or indemnities
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:
(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.
23.18.	Corporate fees, dividends and share redemptions
(a)	Except as permitted under paragraph (b) below, the Parent shall not (and will ensure that no other member of the Group will):
(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management charges or fees or any advisory or other fees to (or to the order of) any of the shareholders of the Parent (or to any Holding Company of any such shareholders); or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.
(b)	Paragraph (a) above does not apply to:
(i)	a Permitted Payment;

(ii)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term); or

(iii)	management charges or fees or other advisory or other fees payable by members of the Group to the UK Acquisition Company not exceeding £500,000 in aggregate in any Financial Year.

23.19.	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:
(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

23.20. Share capital
No Obligor shall (and the Parent shall ensure no member of the Group will) issue any shares except pursuant to:
(a)	a Permitted Share Issue; or
(b)	a Permitted Transaction.
23.21.	Insurance
(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.
(b)	All insurances must be with reputable independent insurance companies or underwriters.
(c)	Not restated.
(d)	Within 30 days of the date of this Agreement, the Parent shall provide to the Agent written evidence that the insurance policy(ies) relating to the Charged Property contain (in form and substance reasonably satisfactory to the Security Trustee) an endorsement naming the Security Trustee as sole loss payee.
23.22.	Pensions
The Parent shall ensure that no member of the Group is or has been at any time an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are under in Sections 39 or 43 of the Pensions Act 2004) such an employer.
23.23.	Access
If a Default is continuing or the Agent reasonably suspects a Default is continuing or may occur, each Obligor shall, and the Parent shall ensure that each Obligor will, (not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing or may occur) permit the Agent and/or the Security Trustee and/or accountants or other professional advisers and contractors of the Agent or Security Trustee free access at all reasonable times and on reasonable notice at the risk and cost of the Obligors to (a) the premises, assets, books, accounts and records of each Obligor and (b) meet and discuss matters with Senior Management.

23.24.	Management
(a)	The Parent must ensure that there is in place in respect of each Obligor qualified management with appropriate skills.
(b)	If any of the Senior Management ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to perform his or her duties, the Parent must as soon as reasonably practicable thereafter:
(i)	notify the Agent; and
(ii)	after consultation with the Agent as to the identity of such replacement person, find and appoint an adequately qualified replacement for him or her as promptly as practicable.
23.25.	Intellectual Property
Each Obligor shall and the Parent shall procure that each member of the Group will:
(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant member of the Group;
(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;
(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;
(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and
(e)	not discontinue the use of the Intellectual Property,
where failure to do so, in the case of paragraphs (a) and (b) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.
23.26.	Amendments

No Obligor shall (and the Parent shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to Clauses 4.1 (Initial conditions precedent) or Clause 26 (Changes to the Obligors) or enter into any agreement with any shareholders of the Parent or any of their Affiliates which is not a member of the Group except in writing:
(a)	in accordance with the provisions of Clause 37 (Amendments and Waivers); or

(b)	after the date of this Agreement, in a way which could not be reasonably expected materially and adversely to affect the interests of the Lenders.

The Parent shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in paragraphs (a) and (b) above.
23.27.	Financial assistance
Each Obligor shall (and the Parent shall procure each member of the Group will) comply in all respects with Section 63 of the Companies Act 1963 in Ireland and any equivalent legislation in other jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.
23.28.	Group bank accounts
The Parent shall ensure that all bank accounts of the Group (other than the Permitted Bank Accounts but including the Holding Account, the Mandatory Prepayment Account and the Escrow Account) shall be opened and maintained with a Finance Party or an Affiliate of a Finance Party and are subject to valid Security under the Transaction Security Documents.
23.29.	Capital Expenditure
(a)	Subject to paragraph (b) below, the aggregate Capital Expenditure of the Group in respect of any Financial Year shall not exceed 115% of the amount approved by the Agent in the Budget (or in any updated or changed Budget) for that Financial Year.
(b)	Capital Expenditure of the Group in excess of the limit specified in paragraph (a) above (or any other limit agreed between the Parent and the Majority Lenders) may be incurred using funds provided for the purpose by the UK Acquisition Company, and made available by subscription for ordinary shares in the Parent or by way of loan complying with the terms of paragraph (g) of Permitted Financial Indebtedness.
23.30.	Treasury Transactions
(a)	No Obligor shall (and the Parent will procure that no members of the Group will) enter into any Treasury Transaction, other than (with a member of the LBG Group provided that its terms are broadly competitive):
(i)	the hedging transactions documented by the Hedging Agreements;
(ii)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and
(iii)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group for a period of not more than 12 months and not for speculative purposes.
(b)	Not restated.

23.31.	Further assurance
(a)	Each Obligor shall (and the Parent shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may reasonably require in favour of the Security Trustee or its nominee(s)):
(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Trustee or the Finance Parties provided by or pursuant to the Finance Documents or by law;
(ii)	to confer on the Security Trustee or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or
(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)	Each Obligor shall (and the Parent shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Trustee or the Finance Parties by or pursuant to the Finance Documents.
23.32.	Payment of Loan Notes
Not restated.

23.33.	Acquisition Agreement
The Parent will not agree to amend or waive or permit the amendment or waiver of any of the material terms of the Acquisition Agreement, without the consent of the Agent, which consent will not be unreasonably withheld or delayed.
24.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.21 (Acceleration)).
24.1.	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document (other than amounts due and payable under the Working Capital Facility Letter) at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:

(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within three Business Days of its due date.
24.2.	Financial covenants and other obligations
(a)	Any requirement of Clause 22 (Financial covenants) is not satisfied or an Obligor does not comply with the provisions of any of Clauses 21.1 (Financial Statements), 21.2 (Provision and contents of Compliance Certificate), 23.13 (Negative Pledge), 23.14 (Disposals), 23.16 (Loans or credit), 23.17 (No Guarantees or indemnities), 23.18 (Dividends and share redemption), 23.19 (Financial Indebtedness) and 23.26 (Amendments).
(b)	An Obligor does not comply with any provision of any Transaction Security Document.
24.3.	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants and other obligations)).
(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days (or such other period (if any) as the Agent may agree) of the Agent giving notice to the Parent or relevant Obligor or the Parent or an Obligor becoming aware of the failure to comply.
24.4.	Misrepresentation
(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
(b)	No Event of Default under paragraph (a) will occur if the matter giving rise to the breach is capable of remedy and is remedied within 15 Business Days (or such other period (if any) as the Agent may agree) of the Agent giving notice to the Parent or relevant Obligor or the Parent or an Obligor becoming aware of the breach.
24.5.	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).
(e)	No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £100,000 (or its equivalent in any other currency or currencies) or (for a period of 15 Business Days) if the Financial Indebtedness relates to the Working Capital Facility.
24.6.	Insolvency
(a)	A member of the Group is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
24.7.	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, examination or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;
(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;
(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, examiner, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or
(iv)	enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.
(b)	Paragraph (a) shall not apply to:
(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised; or
(ii)	any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

24.8.	Creditors’ process
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of Obligor having an aggregate value of £250,000 or more (after taking into account the anticipated level of insurance proceeds (if any) which the Obligor will be entitled to receive and which in the opinion of the Agent (acting reasonably) is not being contested) and is not discharged within 10 Business Days.
24.9.	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.
(b)	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.
(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.
24.10.	Cessation of business
Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.
24.11.	Change of ownership
(a)	After the date of this Agreement, an Obligor (other than the Parent) ceases to be a wholly-owned Subsidiary of the Parent; or
(b)	an Obligor ceases to own at least the same percentage of shares in a Material Company as at the date of this Agreement, except, in either case, as a result of a disposal which is a Permitted Disposal or a Permitted Transaction.
24.12.	Constitutional Documents
The Parent amends, varies, supplements, supersedes, waives or terminates its Constitutional Documents in any way that has a material and adverse impact on the Lenders without the prior written consent of the Majority Lenders.
24.13.	Change of management
Not restated.

24.14.	Change of Key Personnel
Not restated.
24.15.	Audit qualification
The Auditors of the Group qualify the audited annual consolidated financial statements of the Parent in a manner which the Majority Lenders (acting reasonably) consider material in the context of the Finance Documents.
24.16.	Expropriation
The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets.
24.17.	Repudiation and rescission of agreements
An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.
24.18.	Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.
24.19.	Material adverse change
Any event or circumstance occurs which is reasonably likely to have a Material Adverse Effect.
24.20.	Employee Benefit Trust
Not restated.
24.21.	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:
(a)	cancel the Total Commitments at which time they shall immediately be cancelled;
(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;
(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(d)	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES
25.	CHANGES TO THE LENDERS
25.1.	Assignments and transfers by the Lenders
Subject to this Clause 25 a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,
under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).
25.2.	Conditions of assignment or transfer
(a)	An Existing Lender must consult with the Parent for no more than 10 days before it may make an assignment or transfer in accordance with Clause 25.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:
(i)	to another Lender or an Affiliate of a Lender;
(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or
(iii)	made at a time when an Event of Default is continuing.
(b)	An assignment will only be effective on:
(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;
(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and
(iii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Lender and the New Lender.
(c)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(d)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
25.3.	Assignment or transfer fee
Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, or (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,500.
25.4.	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.
25.5.	Procedure for transfer
(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);
(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)	the Agent, the Arranger, the Security Trustee, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)	the New Lender shall become a Party as a “Lender”.
25.6.	Procedure for assignment
(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)	On the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;
(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and
(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)	Lenders may utilise procedures other than those set out in this Clause 25.6 to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).
25.7.	Copy of Transfer Certificate or Assignment Agreement to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Parent a copy of that Transfer Certificate or Assignment Agreement or Increase Confirmation.
25.8.	Disclosure of information
(a)	Any Lender may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;
(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or
(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or
(iv)	for whose benefit that Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.9 (Security over Lenders’ rights); and
(b)	any Finance Party may disclose to a rating agency or its professional advisers, or (with the consent of the Parent) any other person, any information about any Obligor, the Group and the Finance Documents as that Lender or other Finance Party shall consider appropriate if in relation to paragraphs (a)(i) and (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.
Any Confidentiality Undertaking signed by a Finance Party pursuant to this Clause 25.8 shall supersede any prior confidentiality undertaking signed by such Finance Party for the benefit of any member of the Group.
25.9.	Security over Lenders’ rights
In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

25.10.	Debt Purchase Transactions
(a)	The Parent shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.
(b)	For so long as any shareholder in the Parent (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement has not been terminated:
(i)	in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and
(ii)	for the purposes of Clause 37.2 (Exceptions), such shareholder in the Parent or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender.
(c)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a shareholder in the Parent (a “Notifiable Debt Purchase Transaction”).
(d)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with a shareholder in the Parent.
(e)	Each shareholder in the Parent that is a Lender agrees that:
(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and
(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.
26.	CHANGES TO THE OBLIGORS

26.1.	Assignment and transfers by Obligors
No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2.	Additional Borrowers
(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.9 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries which is not a Dormant Subsidiary becomes a Borrower. That Subsidiary shall become a Borrower if:
(i)	it is incorporated in the same jurisdiction as an existing Borrower and the Majority Lenders approve the addition of that Subsidiary or otherwise if all the Lenders approve the addition of that Subsidiary;
(ii)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Letter;
(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;
(iv)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and
(v)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.
(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).
(c)	Upon becoming an Additional Borrower that Subsidiary shall make any filings (and provide copies of such filings) as required by paragraph (g) of Clause 14.2 (Tax gross-up) and paragraph (b) of Clause 14.6 (HMRC DT Treaty Passport scheme confirmation) in accordance with those paragraphs.
26.3.	Resignation of a Borrower
(a)	In this Clause 26.3, Clause 26.5 (Resignation of a Guarantor) and Clause 26.7 (Resignation and release of Security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 23.14 (Disposals) or made with the approval of the Majority Lenders (and the Parent has confirmed this is the case).
(b)	With the prior consent of all the Lenders, the Parent may request that a Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter. If a Borrower is the subject of a Third Party Disposal, the Parent may request that such Borrower (other than the Parent, Holdings or the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.
(c)	The Agent shall accept a Resignation Letter and notify the Parent and the other Finance Parties of its acceptance if:
(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and
(iii)	the Parent has confirmed that it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 8.3 (Application of mandatory prepayments).
(d)	Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.
26.4.	Additional Guarantors
(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 21.9 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries become a Guarantor.
(b)	The Parent shall procure that any other member of the Group which is not a Dormant Subsidiary shall, as soon as possible after becoming a member of the Group (or ceasing to be a Dormant Subsidiary), shall become an Additional Guarantor and grant Security as the Agent may require.
(c)	A member of the Group shall become an Additional Guarantor if:
(i)	the Parent and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Letter; and
(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
(d)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).
26.5.	Resignation of a Guarantor
(a)	The Parent may request that a Guarantor (other than the Parent or the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:
(i)	that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 26.3 (Resignation of a Borrower)) and the Parent has confirmed this is the case; or
(ii)	all the Lenders have consented to the resignation of that Guarantor.
(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:
(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 19.1 (Guarantee and indemnity);
(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 26.3 (Resignation of a Borrower); and
(iv)	the Parent has confirmed that it shall ensure that the Disposal Proceeds will be applied, in accordance with Clause 8.3 (Application of mandatory prepayments).
(c)	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.
26.6.	Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (c) of Clause 20.31 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.
26.7.	Resignation and release of security on disposal
If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:
(a)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Trustee, or Transaction Security in favour of the Security Trustee was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Trustee may, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;
(b)	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal; and
(c)	if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in full force and effect.

SECTION 10
THE FINANCE PARTIES
27.	ROLE OF THE AGENT, THE ARRANGER AND OTHERS

27.1.	Appointment of the Agent
(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each of the Arranger and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
27.2.	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.
(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
27.3.	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
27.4.	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent and/or the Arranger as a trustee or fiduciary of any other person.
(b)	None of the Agent, the Security Trustee or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
27.5.	Business with the Group
The Agent, the Security Trustee and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6.	Rights and discretions
(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and
(iii)	any notice or request made by the Parent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.
(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
27.7.	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.
(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Trustee.
(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.
27.8.	Responsibility for documentation

Neither of the Agent or the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Reports or the transactions contemplated in the Finance Documents; or
(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.
27.9.	Exclusion of liability
(a)	Without limiting paragraph (b) below the Agent will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.
(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.
(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

27.10.	Lenders’ indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
27.11.	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Parent.
(b)	Alternatively the Agent may resign by giving notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.
(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United Kingdom).
(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)	After consultation with the Parent, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
27.12.	Replacement of the Agent
(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).
(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27.12 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).
(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
27.13.	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
27.14.	Relationship with the Lenders
(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).
(c)	Each Lender shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.
27.15.	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;
(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(d)	the adequacy, accuracy and/or completeness of the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.
27.16.	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.
27.17.	Agent’s management time
Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and expenses) and Clause 27.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).
27.18.	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
27.19.	Reliance and engagement letters
Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.
28.	ROLE OF THE SECURITY TRUSTEE

28.1.	Trust
The Security Trustee declares that it shall hold the Transaction Security on trust for the Finance Parties on the terms contained in this Agreement. Each of the parties to this Agreement agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Transaction Security Documents (and no others shall be implied).
28.2.	No independent power
The Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Transaction Security Documents except through the Security Trustee.
28.3.	Security Trustee’s instructions

The Security Trustee shall:
(a)	unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Agent and shall be entitled to assume that (i) any instructions received by it from the Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Agent have not been revoked;
(b)	be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Trustee may refrain from acting unless and until those instructions or clarification are received by it; and
(c)	be entitled to, carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Trustee to the Lenders.
28.4.	Security Trustee’s actions

Subject to the provisions of this Clause 28:
(a)	the Security Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Finance Parties; and
(b)	at any time after receipt by the Security Trustee of notice from the Agent directing the Security Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Trustee may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

28.5.	Security Trustee’s discretions

The Security Trustee may:
(a)	assume (unless it has received actual notice to the contrary in its capacity as Security Trustee for the Finance Parties) that (i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested in any person has not been exercised;
(b)	if it receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;
(c)	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Security Trustee or by any other Finance Party) whose advice or services may at any time seem necessary, expedient or desirable;
(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Finance Party or an Obligor, upon a certificate signed by or on behalf of that person; or
(e)	refrain from acting in accordance with the instructions of the Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.
28.6.	Security Trustee’s obligations

The Security Trustee shall promptly inform the Agent of:
(a)	the contents of any notice or document received by it in its capacity as Security Trustee from any Obligor under any Finance Document; and
(b)	the occurrence of any Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Trustee has received notice from any other party to this Agreement.
28.7.	Excluded obligations

The Security Trustee shall not:
(a)	be bound to enquire as to the occurrence or otherwise of any Default or the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;
(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;
(c)	be bound to disclose to any other person (including any Finance Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;
(d)	be under any obligations other than those which are specifically provided for in the Finance Documents; or
(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.
28.8.	Exclusion of Security Trustee’s liability
Unless caused directly by its gross negligence or wilful default, the Security Trustee shall not accept responsibility or be liable for:
(a)	the adequacy, accuracy and/or completeness of any information supplied by the Security Trustee or any other person in connection with the Finance Documents or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;
(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Agent or otherwise;
(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or the Transaction Security; or
(e)	any shortfall which arises on the enforcement of the Transaction Security.
28.9.	Own responsibility
It is understood and agreed by each Finance Party that that Finance Party has at all times itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents including but not limited to:
(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each of the Obligors;
(b)	the legality, validity, effectiveness, adequacy and enforceability of each of the Finance Documents and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or the Transaction Security;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Obligor or any other person or any of their respective assets under or in connection with the Finance Documents, the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents;
(d)	the adequacy, accuracy and/or completeness of any information provided by any person in connection with the Finance Documents, the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents; and
(e)	the right or title of any person in or to, or the value or sufficiency of any part of, the Charged Property, the priority of any of the Transaction Security or the existence of any security interest affecting the Charged Property, and each Finance Party warrants to the Security Trustee that it has not relied on, and will not at any time rely on, the Security Trustee in respect of any of these matters.
28.10.	No responsibility to perfect Transaction Security

The Security Trustee shall not be liable for any failure to:
(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;
(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;
(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;
(d)	take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary security interest under the laws of any jurisdiction; or
(e)	require any further assurances in relation to any of the Transaction Security Documents.
28.11.	Insurance by Security Trustee
(a)	The Security Trustee shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Trustee shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.
(b)	Where the Security Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason (directly or indirectly) of its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Finance Party has requested it to do so in writing and the Security Trustee has failed to do so within fourteen days after receipt of that request.
28.12.	Custodians and Nominees
The Security Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.
28.13.	Acceptance of Title
The Security Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title as each of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.
28.14.	Refrain from Illegality
The Security Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Trustee may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.
28.15.	Business with the Obligors
The Security Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.
28.16. Releases

Upon a disposal of any of the Charged Property:
(a)	pursuant to the enforcement of the Transaction Security by a Receiver or the Security Trustee; or
(b)	if that disposal is permitted under the Finance Documents,
the Security Trustee shall (at the cost of the Obligors) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Finance Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.
28.17.	Winding up of Trust
If the Security Trustee, with the approval of the Majority Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Transaction Security Documents have been fully and finally discharged and (b) none of the Finance Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Trustee shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Trustee under each of the Transaction Security Documents.
28.18.	Perpetuity Period
The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of one hundred and twenty five years from the date of this Agreement.
28.19.	Powers Supplemental
The rights, powers and discretions conferred upon the Security Trustee by this Agreement shall be supplemental to the Trustee Acts 1925 and 2000 and in addition to any which may be vested in the Security Trustee by general law or otherwise.
28.20.	Trustee division separate
In acting as trustee for the Finance Parties, the Security Trustee shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments and any information received by any other division or department of the Security Trustee may be treated as confidential and shall not be regarded as having been given to the Security Trustee’s trustee division.
28.21.	Disapplication
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Acts 1925 and 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.
28.22.	Resignation of Security Trustee
(a)	The Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Agent on behalf of the Lenders).
(b)	Alternatively the Security Trustee may resign by giving notice to the other Parties (or to the Agent on behalf of the Lenders) in which case the Majority Lenders may appoint a successor Security Trustee.
(c)	If the Majority Lenders have not appointed a successor Security Trustee in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Trustee (after consultation with the Agent) may appoint a successor Security Trustee.
(d)	The retiring Security Trustee shall, at its own cost, make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents.
(e)	The Security Trustee’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.
(f)	Upon the appointment of a successor, the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clauses 27 (Role of the Agent, the Arranger and others) and this Clause 28 (Role of Security Trustee). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)	The Majority Lenders may, by notice to the Security Trustee, require it to resign in accordance with paragraph (b) above. In this event, the Security Trustee shall resign in accordance with paragraph (b) above.
28.23.	Delegation
(a)	The Security Trustee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.
(b)	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Security Trustee may think fit in the interests of the Finance Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.
28.24.	Additional trustees
(a)	The Security Trustee may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Finance Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Trustee shall give prior notice to the Parent and the Agent of that appointment.
(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Trustee by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.
(c)	The remuneration that the Security Trustee may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Trustee.
29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
30.	SHARING AMONG THE FINANCE PARTIES

30.1.	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).
30.2.	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.6 (Partial payments).
30.3.	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.
(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
30.4.	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing

Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and
(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
30.5.	Exceptions
(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified the other Finance Party of the legal or arbitration proceedings; and
(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
31.	PAYMENT MECHANICS

31.1.	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in Edinburgh as the Agent specifies.
31.2.	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in London.
31.3.	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
31.4.	Clawback
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
31.5.	Impaired Agent
(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.
(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.
(c)	A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 27.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 31.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 31.2 (Distributions by the Agent).
31.6.	Partial payments
(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee under those Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
31.7.	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8.	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
31.9.	Currency of account
Sterling is the currency of account and payment for any sum due from an Obligor under any Finance Document.
31.10.	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.
31.11.	Disruption to Payment Systems, etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;
(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);
(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and
(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
32.	SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
33.	NOTICES

33.1.	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
33.2.	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Parent, Holdings, Schuh (ROI) Limited or the Company, that identified with its name below;
(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent or the Security Trustee, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
33.3.	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by the Agent or Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Trustee’s signature below (or any substitute department or officer as the Agent or Security Trustee shall specify for this purpose).
(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Parent in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors.
33.4.	Notification of address and fax number
Promptly upon receipt of notification of an address, and fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.
33.5.	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed unless such replacement Agent becomes an Impaired Agent.
33.6.	Electronic communication
(a)	Any communication to be made between the Agent or the Security Trustee and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender or the Security Trustee will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Trustee only if it is addressed in such a manner as the Agent or Security Trustee shall specify for this purpose.
33.7.	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
34.	CALCULATIONS AND CERTIFICATES
34.1.	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
34.2.	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
34.3.	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.
35.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
36.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1.	Required consents
(a)	Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.
(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.
(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.
37.2.	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);
(ii)	an extension to the date of payment of any amount under the Finance Documents;
(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(iv)	a change in currency of payment of any amount under the Finance Documents;
(v)	an increase in or an extension of any Commitment or the Total Commitments;
(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 26 (Changes to the Obligors);
(vii)	any provision which expressly requires the consent of all the Lenders;
(viii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 8 (Mandatory prepayment), Clause 25 (Changes to the Lenders) or this Clause 37;
(ix)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or
(x)	the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Security Trustee may not be effected without the consent of the Agent, the Arranger or the Security Trustee.
37.3.	Replacement of a Lender
(a)	If at any time:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or
(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased Costs) or Clause 14.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Parent may, on 5 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which is acceptable to the Agent (acting reasonably) which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.
(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Parent shall have no right to replace the Agent or Security Agent;
(ii)	neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;
(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 90 days after the date the Non-Consenting Lender notifies the Parent and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Parent; and
(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:
(i)	the Parent or the Agent (at the request of the Parent) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;
(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and
(iii)	Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.
37.4.	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.
(b)	If a Defaulting Lender fails to respond to a request for a consent, waiver, amendment or other vote under the Finance Documents or any other vote of the Lenders under the terms of this Agreement within 10 Business Days in relation to consents, waivers, amendments or votes which require Majority Lender consent, and within 15 Business Days in relation to consents, waivers, amendments or votes which require all Lender consent (unless the Parent and the Agent agree to a longer time period) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage of Total Commitments and/or participations has been obtained to approve that request.
(b)	For the purposes of this Clause 37.4, the Agent may assume that the following Lenders are Defaulting Lenders:
(1)	any Lender which has notified the Agent that it has become a Defaulting Lender;
(2)	any Lender in relation to which it is aware that any of the events of circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred and none of the exceptions in paragraphs (i) to (vi) of the definition of “Defaulting Lender” apply.
unless it has received notice to the contrary from the Lender concerned or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.5.	Replacement of a Defaulting Lender
(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest Break Costs and other amounts payable in relation thereto under the Finance Documents.
(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Parent shall have no right to replace the Agent or Security Trustee;
(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;
(iii)	the transfer must take place no later than 5 days after the notice referred to in paragraph (a) above; and
(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.
38.	CONFIDENTIALITY

38.1.	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and Clause 38.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
38.2.	Disclosure of Confidential Information
Any Finance Party may disclose:
(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (d) of Clause 27.14 (Relationship with the Lenders));
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.9 (Security over Lenders’ rights);
(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(viii)	who is a Party; or
(ix)	with the consent of the Company;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;
(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
38.3.	Disclosure to numbering service providers
(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:
(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Parent, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Agent shall notify the Parent and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and
(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.
38.4.	Entire agreement
This Clause 38 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
38.5.	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6.	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:
(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38 (Confidentiality).
38.7.	Continuing obligations
The obligations in this Clause 38 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:
(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
39.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
40.	GOVERNING LAW

This Agreement is governed by English law.

41.	ENFORCEMENT

41.1.	Jurisdiction of English courts
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).
(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)	This Clause 41.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.
41.2.	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in the United Kingdom):
(i)	irrevocably appoints Morton Fraser LLP, St Martin’s House, 16 St. Martin’s le Grand, London EC1A 4EN as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within 10 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.
The Parent expressly agrees and consents to the provisions of this Clause 41 and Clause 40 (Governing law).
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES
Part I
The Obligors

Name of Borrower	Registration number (or equivalent, if any)
Schuh Group Limited	SC379625

Schuh (Holdings) Limited	SC265833

Name of Guarantor	Registration number (or equivalent, if any)
Schuh Group Limited	SC379625

Schuh (Holdings) Limited	SC265833

Schuh Limited	SC125327

Schuh (ROI) Limited	272987

Part II
The Original Lenders

Name of Original Lender	Facility A Commitment	Facility B Commitment
Lloyds TSB Bank plc	£15,500,000	£14,000,000

SCHEDULE 2
CONDITIONS PRECEDENT
Part I
Conditions precedent to signing of Agreement
4.	Obligors
(a)	A copy of the Constitutional Documents and of the constitutional documents of each other Obligor.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, Transaction Documents to which it is a party and resolving that it execute, deliver and perform Transaction Documents to which it is a party;
(ii)	authorising a specified person, on its behalf to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with Transaction Documents to which it is a party.
(c)	A certificate of the Parent (signed by a director) and each other Obligor (in each case signed by a director) certifying that each copy document relating to it specified in this Schedule 2 is true and complete and in full force and effect as at a date no earlier than the date of this Agreement.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Transaction Documents and related documents.

(e)	A certificate of the Parent (signed by a director) and each other Obligor (in each case signed by a director) and each other Obligor (in each case signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded.
5.	Acquisition Documents
(a)	A copy of each of the Acquisition Documents executed by the parties to those documents.
(b)	Evidence satisfactory to the Agent that Schuh Group Limited has acquired all of the shares in Holdings.
6.	Finance Documents
(a)	This Agreement executed by the members of the Group party to this Agreement.
(b)	Deliberately left blank.

(c)	The Intercreditor Agreement executed by the parties thereto.
(d)	The Fee Letter executed by the Parent.
(e)	The Working Capital Facility Letter.
(f)	The Hedging Policy Letter.
(g)	A floating charge over all of the assets of the Parent.
(h)	A floating charge over all of the assets of Schuh (Holdings) Limited.
(i)	A floating charge over all of the assets of Schuh Limited.
(j)	A debenture over all of the assets of Schuh (ROI) Limited.
(k)	The Standard Security.
(l)	A shares pledge governed by Scots law by Schuh Group Limited in respect of all of the shares in Schuh (Holdings) Limited.
(m)	A shares pledge governed by Scots law by Schuh (Holdings) Limited in respect of all of the shares in Schuh Limited.
(n)	A shares pledge governed by Irish law by Schuh Limited in respect of all of the shares in Schuh (ROI) Limited.
(o)	Evidence satisfactory to the Agent that Schuh (ROI) Limited has done all that is necessary under Section 60 of the Companies Act 1963 (as amended) in order to enable it to enter into the Finance Documents and perform its obligations under the Finance Documents.
(p)	A certificate of Schuh (ROI) Limited (signed by a director) certifying that the provisions of Section 31 of the Irish Companies Act 1990 do not prohibit the execution by Schuh (ROI) Limited of any of the Finance Documents which it is intended that Schuh (ROI) Limited will execute by reason of the fact that Schuh (ROI) Limited and each other company whose liabilities are thereby guaranteed or secured are members of a group of companies consisting of a holding company and its subsidiaries for the purpose of Section 35 of the Irish Companies Act 1990.
(q)	Letter of reliance from Morton Fraser LLP addressed to Dickson Minto W.S. in terms entitling the Original Lender to rely on the report on title by Morton Fraser LLP in respect of the Livingston Property addressed to the Bank of Scotland plc.
(r)	A search in the Register of Charges and Company File in respect of Schuh Limited as the granter of the Standard Security, such Search disclosing no entries prejudicial to the grant of the Standard Security and brought down to a date being as practicable to the date of completion.
(s)	A form 12 over the Livingston Property brought down to a date as near practicable to the date of this Agreement disclosing no entries adverse to the grantor of the Standard Security’s interest in the property secured.
(t)	A cheque made payable to Dickson Minto W.S. in reimbursement of

Registers of Scotland registration dues payable on the Standard Security, which will have been paid on behalf of Schuh Limited.
7.	Insurance
(a)	The Insurance Adequacy Letter.
(b)	All insurance policies subject to or expressed to be subject to the Transaction Security relating to the Charged Property.
(c)	Written evidence that the insurance policy(ies) relating to the Charged Property contain (in form and substance reasonably satisfactory to the Security Trustee) an endorsement naming the Security Trustee as sole loss payee.
8.	Other documents and evidence
(a)	The Group Structure Chart.
(b)	The Business Plan.
(c)	The Financial Due Diligence Report.
(d)	The Funds Flow and evidence that the payments referred to in the Funds Flow have been instructed.
(e)	The Tax Letter.
(f)	A copy, certified by an authorised signatory of the Parent to be a true copy, of the Original Financial Statements of each Obligor, in the case of the unaudited management accounts being in a format agreed between the Parent and the Agent.
(g)	A letter of engagement with Lloyds TSB Bank plc as Original Lender from the authors of the Financial Due Diligence Report.
(h)	A copy of any other Authorisation or other document, opinion or assurance which the Agent notifies the Parent is necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.
(i)	Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 13 (Fees), Clause 14.7 (Stamp taxes) and Clause 18 (Costs and expenses) have been paid or will be paid on or around the date of this Agreement.
(j)	A Certificate of the Parent (signed by a director) detailing the estimated Deal Costs.
(k)	Utilisation Requests relating to any Utilisations to be made on the date of this Agreement.
(l)	A legal opinion from Matheson Ormsby Prentice addressed to the Finance Parties.

(m)	Signed copies of the ISDA master agreement and schedule between the Original Lender and the Parent.
(n)	Evidence satisfactory to the Agent that all of the share options issued in respect of Schuh (Holdings) Limited have been rolled over.
(o)	Evidence satisfactory to the Agent that all of the existing debt of Schuh (Holdings) Limited and it subsidiaries is to be repaid from the facilities being made available under the terms of this Agreement.
(p)	A counter indemnity from Schuh Limited in favour of the Working Capital Lender in respect of the indemnity by it in favour of Bank of Scotland plc.
(q)	A copy of the Shareholders Agreement and the termination agreement in respect of the shareholders agreement dated 2 February 2008.

Part II
Conditions precedent required to be
delivered by an Additional Obligor
1.	An Accession Letter executed by the Additional Obligor and the Parent.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute, deliver and perform the Accession Letter and any other Finance Document to which it is party;
(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;
(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and
(d)	authorising the Parent to act as its agent in connection with the Finance Documents
4.	If applicable, a copy of a resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 3 above.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.	A copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph 6 above.

8.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

9.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

10.	If available, the latest audited financial statements of the Additional Obligor.

11.	The following legal opinions, each addressed to the Agent, the Security Trustee and the Lenders:
(a)	a legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Letter; and
(b)	if the Additional Obligor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 20.28 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Letter.
12.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 41.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

13.	Any security documents which are required by the Agent to be executed by the proposed Additional Obligor.

14.	Any notices or documents required to be given or executed under the terms of those security documents.

15.	In relation to financial assistance (or overseas equivalent), such documentary evidence as legal counsel to the Agent may require, that such Additional Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

SCHEDULE 3
REQUEST
Part 1
Utilisation Request
Loans

From:	[Borrower] [Parent]

To:	Lloyds TSB Bank plc

Dated:

Dear Sirs
Schuh Group Limited — £29,500,000 Senior Facilities Agreement
dated [        ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:
(a)	Borrower: [ ]
(b)	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised: [Facility A]/[Facility B]**

(d)	Amount: [ ] or, if less, the Available Facility

(e)	Interest Period: [ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.
Yours faithfully
....................................
authorised signatory for
[the Parent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]

NOTES:
*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Parent.

**	Select the Facility to be utilised and delete references to the other Facilities.

Part II
Selection Notice
Applicable to a Term Loan

From:	Schuh Group Limited

To:	Lloyds TSB Bank plc

Dated:

Dear Sirs
Schuh Group Limited — £29,500,000 Senior Facilities Agreement
dated [        ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A]/[B] Loan[s] with an Interest Period ending on [ ]*.

3.	[We request that the above Facility A Loan[s] be divided into ● Facility A Loans with the following amounts and Interest Periods:]**
[We request that the next Interest Period for the above Facility [A]/[B] Loan[s] is [ ].]***

4.	This Selection Notice is irrevocable.
Yours faithfully
..........................
authorised signatory for the Parent
NOTES:
*	Insert details of all Term Loans for the relevant Facility which have an Interest Period ending on the same date.

**	Use this option if division of Facility A Loans is requested.

***	Use this option if sub-division is not required or if Selection Notice relates to Facility B Loans.

SCHEDULE 4
MANDATORY COST FORMULA
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a Sterling Loan:

AB + C(B - D) + E x 0.01
100 - (A + C)	per cent. per annum
(b)	in relation to a Loan in any currency other than Sterling:

E x 0.01
300	per cent. per annum.
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 10.3 (Default interest)) payable for the relevant Interest Period on the Loan.
C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and
(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and
(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:	Lloyds TSB Bank plc as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:
Schuh Group Limited — £29,500,000 Senior Facilities Agreement
dated [       ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer).
(b)	The proposed Transfer Date is [ ].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

4.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of an advance under a Finance Document in computing the chargeable profits (for the purposes of section

11(2) of the Taxes Act) of that company; or]
(d)	[a Treaty Lender].
[4/5].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [      ].
[Agent]
By:

SCHEDULE 6
FORM OF ASSIGNMENT AGREEMENT

To:	Lloyds TSB Bank plc as Agent

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:
Schuh Group Limited — £29,500,000 Senior Facilities Agreement
dated [       ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement. This is an Assignment Agreement.

2.
(a)	We refer to Clause 25.6 (Procedure for assignment).
(b)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.
(c)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.
(d)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (c) above.
3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes:
(a)	Party to the Finance Documents as a Lender; and
(b)	Party to [other relevant agreements in other relevant capacity].
5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

6.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

7.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of an advance under a Finance Document in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or]
(d)	[a Treaty Lender].
[7/8].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[9/10].	This Assignment Agreement is governed by English law.

[10/11].	This Assignment Agreement has been [executed and delivered as a deed] [entered into] on the date stated at the beginning of this Assignment Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE
Commitment/rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:
This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [       ].
[Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.]
[Agent]
By:

SCHEDULE 7
FORM OF ACCESSION LETTER
To: Lloyds TSB Bank plc as Agent
From: [Subsidiary] and [Parent]
Dated:
Dear Sirs
Schuh Group Limited — £29,500,000 Senior Facilities Agreement
dated [       ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement. This is an Accession Letter. Terms defined in the Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause [26.2 (Additional Borrowers)]/[Clause 26.4 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

4.	This Accession Letter is governed by English law.

[This Accession Letter is entered into by deed.]

[Parent]	[Subsidiary]

SCHEDULE 8
FORM OF RESIGNATION LETTER
To: Lloyds TSB Bank plc as Agent
From: [resigning Obligor] and [Parent]
Dated:
Dear Sirs
Schuh Group Limited — £29,500,000 Senior Facilities Agreement
dated [       ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 26.3 (Resignation of a Borrower)]/[Clause 26.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents.

3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor];

(c)	[the Disposal Proceeds have been or will be applied in accordance with Clause 8.2 (Disposal and Insurance Proceeds and Excess Cashflow);]**]

(d)	[ ]***
4.	This letter is governed by English law.

[Parent]	[resigning Obligor]

By:	By:
NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.

**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

***	Insert any other conditions required by the Facilities Agreement.

SCHEDULE 9
FORM OF COMPLIANCE CERTIFICATE
To: Lloyds TSB Bank plc as Agent
From: [Parent] Dated:
Dear Sirs
Schuh Group Limited — £29,500,000 Senior Facilities Agreement
dated [       ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.	We confirm that:

[Insert details of covenants to be certified].

3.	[We confirm that no Default is continuing.]**

Signed

	Director of [Parent]	Director of [Parent]

SCHEDULE 10
FORM OF INCREASE CONFIRMATION
To: Lloyds TSB Bank plc as Agent, Lloyds TSB Bank plc as Security Trustee and Schuh Group Limited as Parent, for and on behalf of each Obligor
From: [the Increase Lender] (the “Increase Lender”)
Dated:
Schuh Group Limited — £29,500,000 Senior Facilities Agreement
dated [ ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33 (Notices) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[2]
9.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

[2]	Delete as applicable — each Increase Lender is required to confirm which of these three categories it falls within.

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][3]
10.	[The Increase Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ][4], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Parent that:
(a)	[each Borrower which is a Party as a Borrower as at the Increase Date must, to the extent that the Increase Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to clause 2 (The Facilities) of the Facilities Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Increase Date; and]*

(b)	each Additional Borrower which becomes an Additional Borrower after the Increase Date must, to the extent that the Increase Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to clause 2.1 (The Facilities) of the Facilities Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.]***
[12]. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[13]. This Agreement is governed by English law.

[14]. This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note: The execution of this Increase Confirmation may not be sufficient for the Increase

[3]	Include only if New Lender is a UK Non-Bank Lender ie falls within paragraph (i)(B) of the definition of Qualifying Lender in Clause 18.

[4]	Insert jurisdiction of tax residence.

***	This confirmation must be included if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facilities Agreement.

Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE PARENT
SCHUH GROUP LIMITED

By:	Mark Crutchley	Adrian Bell (witness)

Address:	1 Neilson Square Deans Industrial Estate Livingston EH54 8RQ

Attention:	Mark Crutchley

Fax:	01506 460 250
THE BORROWERS
SCHUH GROUP LIMITED

By:	Mark Crutchley	Adrian Bell (witness)

Address:	As above

Attention:	As above

Fax:	As above
SCHUH (HOLDINGS) LIMITED

By:	Mark Crutchley	Adrian Bell (witness)

Address:	As above

Attention:	As above

Fax:	As above

THE GUARANTORS
SCHUH GROUP LIMITED

By:	Mark Crutchley	Adrian Bell (witness)

Address:	As above

Attention:	As above

Fax:	As above
SCHUH (HOLDINGS) LIMITED

By:	Mark Crutchley	Adrian Bell (witness)

Address:	As above

Attention:	As above

Fax:	As above
SCHUH LIMITED

By:	Mark Crutchley	Adrian Bell (witness)

Address:	As above

Attention:	As above

Fax:	As above
PRESENT WHEN THE COMMON SEAL OF
SCHUH (ROI) LIMITED
WAS AFFIXED HERETO:

By:	Mark Crutchley Director	Adrian Bell (witness)

Address:	As above

Attention:	As above

Fax:	As above
David Reid
COMPANY SECRETARY

THE ARRANGER
LLOYDS TSB BANK PLC

By:	Simon Sweeney

Address:	Level 6 110 St Vincent Street Glasgow G2 5ER

Fax:	0844 984 1546

Attention:	Simon Sweeney
THE AGENT
LLOYDS TSB BANK PLC

By:	Simon Sweeney

Address:	As above

Fax:	As above

Attention:	As above
THE SECURITY TRUSTEE
LLOYDS TSB BANK PLC

By:	Simon Sweeney

Address:	As above

Fax:	As above

Attention:	As above

THE LENDER
LLOYDS TSB BANK PLC

By:	Simon Sweeney

Address:	As above

Fax:	As above

Attention:	As above

SIGNATURES
THE PARENT
SCHUH GROUP LIMITED

By:

Address:	1 Nielson Square Deans Industrial Estate Livingston

Fax:	01506 460250
THE BORROWERS
SCHUH GROUP LIMITED

By:

Address:	As above

Fax:	As above
SCHUH (HOLDINGS) LIMITED

By:

Address:	As above

Fax:	As above
THE GUARANTORS
SCHUH GROUP LIMITED

By:

Address:	As above

Fax:	As above

SCHUH (HOLDINGS) LIMITED

By:

Address:	As above

Fax:	As above
SCHUH LIMITED

By:

Address:	As above

Fax:	As above
SCHUH (ROI) LIMITED

By:

Address:	As above

Fax:	As above
THE ARRANGER

LLOYDS TSB BANK PLC

By:

Address:	New Uberior House Third Floor 11 Earl Grey Street Edinburgh EH3 9BN

Fax:	0844 984 1546

THE AGENT
LLOYDS TSB BANK PLC

By:

Address:	As above

Fax:	As above
THE ORIGINAL LENDER
LLOYDS TSB BANK PLC

By:

Address:	As above

Fax:	As above
THE SECURITY TRUSTEE
LLOYDS TSB BANK PLC

By:

Address:	As above

Fax:	As above

Lloyds TSB Bank PLC
Edinburgh
Lloyds TSB Bank PLC
New Uberior House
	3rd Floor	Telephone:	0131 659 0726
	11 Earl Grey Street	Facsimile:	0131 659 1144
Edinburgh EH3 9BN
		Reference:	CMC/PL

The Directors	23rd June 2011
Schuh Group Limited
1 Neilson Square
Deans Industrial Estate
Livingston EH54 8RQ
Dear Sirs
OVERDRAFT AND OTHER FACILITIES
We Lloyds TSB Bank plc (the “Bank”) are pleased to offer to Schuh Group Limited (the “Company”) and to each of Schuh Limited, and Schuh (Holdings) Limited an overdraft facility in sterling on account numbers 02034684, 02044434, 02044906, 02045120, 02045236, 02045023 on sort code 30-00-02 and/or in US dollars and euro on account numbers 86406932, 86406924, 11673750, 11673742 on sort code 30-12-18 and/or in such other currencies and on such other accounts as we may from time to time agree on the following terms and conditions. The terms of this facility are supplemental to the general terms and conditions governing your accounts and, in the event of any inconsistency between these terms and conditions and the general terms and conditions, these terms and conditions shall prevail.
For the avoidance of doubt, this letter is:
1.	the Working Capital Facility Letter defined in Clause 1.1 of the Senior Term Facilities Agreement (the “Senior Facilities Agreement”) among Schuh Group Limited, the Borrowers, the Guarantors, Lloyds TSB Bank plc (as Arranger Agent and Security Trustee) and the Original Lenders dated 23rd June 2011 under which sterling term loan facilities of (a) up to £15,500,000 are to be made available to the Company and Schuh (Holdings) Limited under Facility A, and (b) up to £14,000,000 are to made available to Schuh (Holdings) Limited under Facility B: and

2.	a Finance Document as defined in the Senior Facilities Agreement.
Terms defined in the Senior Facilities Agreement shall have the same meaning in this letter, unless otherwise defined in this letter
Amount
The maximum aggregate amount outstanding under the facility at any time (calculated on the basis of cleared available funds) shall not exceed £5,000,000. For the purpose of determining whether the total amount owing is at any particular time within or in excess of the agreed limit, amounts owing in a currency other than sterling shall be notionally converted into sterling on the basis of the rate at which the Bank would sell that currency for sterling at that time.
You should note that the above limit applies collectively to the overdraft facility and to the indemnity line referred to below. Because of this, utilisations of each such facility will be taken into account to determine the amount available for utilisation by the other facility.
Utilisations of the indemnity line are also subject to the lower limit set out in the Other Facility section below.

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Continuation of a letter from
Lloyds TSB Bank plc to:
Schuh Group Limited
Availability
The Bank’s present intention is to make the facility available until 30th June 2012 and all moneys from time to time owing to the Bank under the facility shall be repaid no later than this date or such later date as may from time to time be advised in writing by the Bank. The Bank may, nevertheless subject to the Bank having given at least 5 days Business Days prior notice of its intention to do so to the Company, terminate the facility at any time and may, at such time or at any time thereafter, demand immediate payment of all amounts owing under or in connection with the facility. The amounts owing at any time may include interest, costs or charges which have been debited to the account in accordance with the terms of this letter or in accordance with any other terms relevant to the account.
The Bank shall have the right at the time of making demand or at any time thereafter to convert all amounts then due and payable in a currency other than sterling into sterling at the Bank’s exchange rate for selling that currency against sterling at that time. The Bank shall as soon as possible after such conversion advise you of the sterling amount then owing.
Interest
Interest is calculated as follows:
(a)	for each currency (other than sterling) that has a net debit balance, interest will be payable by you on the net debit balance in that currency at the Bank’s reference rate for that currency from time to time;

(b)	if there is a net debit balance in sterling, interest will be payable by you on such net debit balance at Base Rate from time to time;

(c)	for each currency (other than sterling) that has a net credit balance, interest will be payable by the Bank on the net credit balance in that currency at 0.35% per annum;

(d)	if there is a net credit balance in sterling, interest will be payable by the Bank on the net credit balance at 0.35% per annum; and

(e)	if there is a net amount owing by you, interest will be payable by you on the net amount owing at 2.25% per annum;
where:
(i)	the “net amount owing” is the position arrived at by totalling the net balance on the sterling accounts and the notional sterling equivalent of the net balances on the relevant currency accounts, and

(ii)	the “sterling equivalent” of any debit balance in a currency other than sterling shall be determined by using the Bank’s exchange rate for selling that currency against sterling at that time and of any credit balance in a currency other than sterling shall be determined by using the Bank’s exchange rate for buying that currency with sterling at that time.
Amounts owing in excess of the agreed limit (if the Bank allows any such excess at any time) will be deemed to be amounts owing in sterling and further interest will be payable on the excess so that the total interest payable on the excess is at a rate equal to the Bank’s Unauthorised Overdraft Rate (presently 2.2% per month / 26.4% per annum). If there are no amounts owing in sterling, or the amounts owing in sterling are less than the excess, interest will be payable on an amount or amounts equivalent to the excess, or, as the case may be, on the amount by which the excess exceeds the overdrawn balance of the sterling account on such currency account or accounts as the Bank shall determine so that the total interest payable on such amount is at the Bank’s unauthorised currency borrowing rate from time to time (currently 12% per annum over the Bank’s relevant short term offered rate(s)).
Interest will be calculated quarterly in arrear, normally to the 10th of each of March, June, September and December (or the next working day). Interest may also be calculated on the date on which the facility

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Continuation of a letter from
Lloyds TSB Bank plc to:
Schuh Group Limited
ceases to be available. Unless the Bank advises the Company otherwise or the Company requests otherwise, the Company will be notified of any interest payable in sterling.
Interest payable in a currency other than sterling shall be converted to sterling by the Bank (at rates determined by the Bank at that time) and such sterling amounts together with interest payable in sterling, and will be credited or, as the case may be, debited to the account numbered 02044906 of Schuh Limited on sort code 30-00-02 not earlier than the date which is 14 days after the date of the Bank’s notice of interest payable.
Interest will be calculated on the basis of the actual number of days elapsed and a 360 day year or a 365 day year as is in the Bank’s reasonable opinion usual market practice for the relevant currency.
The Base Rate of Lloyds TSB Bank plc and the Unauthorised Overdraft Rate may be varied (either up or down) at any time. Notice of changes will be displayed in branches of the Bank and/or in a number of daily newspapers and may be found through the website (www.lloydstsb.com). You can contact your relationship manager to check the rates applicable at any time.
The reference rate used by the Bank for each currency may vary from day to day and upon request the Bank will advise you of the rates then applicable. The reference bank rates used by the Bank at any time can be advised by your relationship manager.
Costs and Charges
All costs and expenses incurred by the Bank in preserving or enforcing the security referred to below shall be payable on demand.
Security
It is a condition of the facility and of the other facility referred to below that amounts owing shall be secured by the security listed below. Any security which is not already in place is to be provided to the Bank in a form acceptable to the Bank and, if so requested by the Bank, shall be accompanied by evidence of the value of the security and any evidence that the Bank may require to confirm that the security is in full force and effect.
(a)	the Transaction Security created or expressed to be created in favour of the Security Trustee pursuant to the Transaction Security Documents under or pursuant to the Senior Facilities Agreement, and

(b)	the Guarantee and Indemnity set out in Clause 19 of the Senior Facilities Agreement

(c)	the Set-Off set out in Clause 32 of the Senior Facilities Agreement.
Financial Information
Whilst the facility and the other facility referred to below remain available the Company shall procure that the Bank is provided with:
(a)	the financial information set out in Clause 21.1 of the Senior Facilities Agreement;

(b)	the financial information set out in Clause 21.4 of the Senior Facilities Agreement; and

(c)	such other financial information or information regarding any security that the Bank may from time to time reasonably request promptly on request and within any timescale reasonably required by the Bank.
Other Facilities
In addition to the overdraft facility we are pleased to offer tthe facilities detailed in the Schedule of Other Facilities. Except when reference is made to another agreement, each additional facility will be available upon such terms and conditions and subject to such changes as shall from time to time be specified by the Bank. The facilities may be cancelled by the Bank at any time, but it is the Bank’s present intention to keep

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Continuation of a letter from
Lloyds TSB Bank plc to:
Schuh Group Limited
the facilities in place for the period of availability of the overdraft facility and the liability in respect of any utilisation may extend beyond such period of availability.
If upon termination of the overdraft facility (or earlier cancellation of any of these additional facilities) there are any contingent liabilities existing under or in connection with these additional facilities (or any of them) an amount equal to the value of such contingent liabilities shall, upon any request from the Bank, be deposited with the Bank with the intent that such deposit shall be held by the Bank as security for those liabilities and that such documentation and other things (including the payment of any associated costs) as the Bank may require in order to perfect such security shall be completed.
The Bank may debit any amount owing in connection with these additional facilities to the account of the relevant company with the Bank whether or not that would cause the account to become overdrawn or the agreed overdraft limit on the account to be breached
Other Terms of Offer
This letter is for the benefit of the contracting parties only and shall not confer any benefit on or be enforceable by a third party.
This letter and any non-contractual obligations arising from or connected with this letter shall be governed by and construed in accordance with English law and you agree to submit to the non-exclusive jurisdiction of the Scottish Courts. The Bank may take action in any other jurisdiction where proceedings may be lawfully commenced.
Please confirm your acceptance of the facilities offered by returning the attached duplicate of this letter with the acknowledgement signed in accordance with the bank mandate currently held by the Bank or a specific resolution acceptable to the Bank. The Bank may withdraw the facilities if such confirmation is not received by the Bank (at the address given at the heading of this letter) by 23rd July 2011 (or such later date as the Bank may agree).
Yours faithfully
For and on behalf of Lloyds TSB Bank plc
Elaine Banks
Relationship Manager
We hereby acknowledge and accept the terms of your offer dated 23rd June 2011 of which this is a duplicate and agree all the terms and conditions therein contained. In accepting this letter we all confirm (as regards ourselves) that neither the execution by us of this letter nor the utilisation by us of the facilities being made available will conflict with or breach any requirement or limitation set out in our Memorandum and Articles of Association.
For and on behalf of Schuh Group Limited (company registered number SC379625)

Signed by	(name)

(signature)

2011 (date)

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Continuation of a letter from
Lloyds TSB Bank plc to:
Schuh Group Limited
We hereby acknowledge and accept the terms of your offer dated 23rd June 2011 of which this is a duplicate and agree all the terms and conditions therein contained. In accepting this letter we all confirm (as regards ourselves) that neither the execution by us of this letter nor the utilisation by us of the facilities being made available will conflict with or breach any requirement or limitation set out in our Memorandum and Articles of Association.
For and on behalf of Schuh Limited (company registered number SC125327)

Signed by	(name)

(signature)

2011 (date)
We hereby acknowledge and accept the terms of your offer dated 23rd June 2011 of which this is a duplicate and agree all the terms and conditions therein contained. In accepting this letter we all confirm (as regards ourselves) that neither the execution by us of this letter nor the utilisation by us of the facilities being made available will conflict with or breach any requirement or limitation set out in our Memorandum and Articles of Association.
For and on behalf of Schuh (Holdings) Ltd (company registered number SC265833)

Signed by	(name)

(signature)

2011 (date)
This letter creates legal obligations. Before signing you may wish to take independent advice.
www.lloydstsb.com
Version: 15112010

SCHEDULE OF OTHER FACILITIES
The following additional facilities are available:
1	an indemnity line of £175,000 to cover bonds, indemnities and guarantees (“BIGs”) issued by the Bank or its correspondents. The total value of all BIGs that may be outstanding at any one time may not exceed the limit detailed above.

Please note that the total liability of the Bank under certain customs and excise guarantees is twice the amount quoted on the guarantee.

The Bank shall be under no obligation to issue any BIG unless the terms of the BIG and the expiry date of the BIG (or means by which the Bank can terminate its liability) are acceptable to the Bank. The Bank is to be indemnified to its complete satisfaction in connection with each BIG issued.

The facility may be used by Schuh Limited.

2	a BACS facility of £20,000,000 to cover computerised sterling payment instructions that may be delivered direct or through an agreed intermediary to Voca Limited (formerly BACS Limited). The limit detailed above is the maximum total value of such instructions for payment during any one month.

The facility may be used by Schuh Limited.

3	a LloydsLink facility under and subject to the terms and conditions set out in an agreement dated 31st December 2000 (and subject to such charges as shall from time to time be specified by the Bank) to cover the transfer of funds from agreed accounts by automated means initiated by Schuh Limited. The following limit applies to the facility:

£3,000,000; the maximum total calue of LloydsLink transactions that have been initiated through the PC Pay module, but have not been debited to the agreed accounts (“three day value payments”). This is the total payments submitted over a two day rolling period.

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Continuation of a letter from
Lloyds TSB Bank plc to:
Schuh Group Limited
Minutes relating to a Facility Letter
SCHUH GROUP LIMITED (company registered number SC379625)
Extract from the Minutes of a meeting of the Board of Directors of the above mentioned company (the “Company”) duly convened, held and constituted on                           at
Present:
An independent quorum was present.
The Chairman reported that the Company had been offered by its bankers, Lloyds TSB Bank plc (the "Bank”), overdraft and the other facility (the “Facilities”) as detailed within a letter from the Bank dated 23rd June 2011 (the “Facility Letter”), a copy of which was granted to the meeting.
It was noted that acceptance of the Facilities would provide for the Company to grant security, in the form detailed within the Facility Letter, to secure the Facilities detailed therein.
The Directors considered carefully the terms of the Facility Letter and were unanimously of the opinion that it would be in the commercial interest of and would promote the success of the Company for the benefit of its members as a whole to enter into the Facility Letter and that the value to the Company, in money or money’s worth, of accepting the offer of the Facilities, would not be significantly less than the value in money or money’s worth of the consideration provided by the Company.
IT WAS UNANIMOUSLY RESOLVED that:
1.	it was to the commercial benefit and advantage and in the best interests of the Company to accept the offer of the Facilities;

2.	the form of the Facility Letter now produced to the meeting be and the same is hereby approved, subject to any amendments detailed below;

3.	and being Directors of the Company are hereby authorised to sign and deliver the Facility Letter on behalf of the Company incorporating such amendments to the form of Facility Letter produced to the meeting as may in the absolute discretion of such officers be agreed by them, their signatures being conclusive evidence of their agreement to such amendments; and

4.	and being Directors of the Company are hereby authorised to sign and deliver or, as appropriate, affix the Common Seal of the Company to the security documents detailed within the Facility Letter.
IT IS HEREBY CERTIFIED that:
(1)	the foregoing is a true extract from the Minutes of the Board of Directors of the Company;

(2)	the foregoing resolutions were duly passed in accordance with the Memorandum and Articles of Association of the Company; and

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Continuation of a letter from
Lloyds TSB Bank plc to:
Schuh Group Limited
(3)	the passing of the resolutions and the completion of the transactions hereby contemplated do not, and when completed will not, contravene any provision of the Memorandum and Articles of Association of the Company or of any loan agreement, trust deed, bond, mortgage, charge, contract or other instrument binding upon the Company or its Directors.

Chairman	Secretary

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Continuation of a letter from
Lloyds TSB Bank plc to:
Schuh Group Limited
Minutes relating to a Facility Letter
SCHUH LIMITED (company registered number SC125327)
Extract from the Minutes of a meeting of the Board of Directors of the above mentioned company (the “Company”) duly convened, held and constituted on                                         at
Present:
An independent quorum was present.
The Chairman reported that the Company had been offered by its bankers, Lloyds TSB Bank plc (the "Bank”), overdraft and the other facility (the “Facilities”) as detailed within a letter from the Bank dated 23rd June 2011 (the “Facility Letter”), a copy of which was granted to the meeting.
It was noted that acceptance of the Facilities would provide for the Company to grant security, in the form detailed within the Facility Letter, to secure the Facilities detailed therein.
The Directors considered carefully the terms of the Facility Letter and were unanimously of the opinion that it would be in the commercial interest of and would promote the success of the Company for the benefit of its members as a whole to enter into the Facility Letter and that the value to the Company, in money or money’s worth, of accepting the offer of the Facilities, would not be significantly less than the value in money or money’s worth of the consideration provided by the Company.
IT WAS UNANIMOUSLY RESOLVED that:
1.	it was to the commercial benefit and advantage and in the best interests of the Company to accept the offer of the Facilities;

2.	the form of the Facility Letter now produced to the meeting be and the same is hereby approved, subject to any amendments detailed below;

3.	and being Directors of the Company are hereby authorised to sign and deliver the Facility Letter on behalf of the Company incorporating such amendments to the form of Facility Letter produced to the meeting as may in the absolute discretion of such officers be agreed by them, their signatures being conclusive evidence of their agreement to such amendments; and

4.	and being Directors of the Company are hereby authorised to sign and deliver or, as appropriate, affix the Common Seal of the Company to the security documents detailed within the Facility Letter.
IT IS HEREBY CERTIFIED that:
(1)	the foregoing is a true extract from the Minutes of the Board of Directors of the Company;

(2)	the foregoing resolutions were duly passed in accordance with the Memorandum and Articles of Association of the Company; and

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Continuation of a letter from
Lloyds TSB Bank plc to:
Schuh Group Limited
(3)	the passing of the resolutions and the completion of the transactions hereby contemplated do not, and when completed will not, contravene any provision of the Memorandum and Articles of Association of the Company or of any loan agreement, trust deed, bond, mortgage, charge, contract or other instrument binding upon the Company or its Directors.

Chairman	Secretary

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Continuation of a letter from
Lloyds TSB Bank plc to:
Schuh Group Limited
Minutes relating to a Facility Letter
SCHUH (HOLDINGS) LIMITED (company registered number SC265833)
Extract from the Minutes of a meeting of the Board of Directors of the above mentioned company (the “Company”) duly convened, held and constituted on                                         at
Present:
An independent quorum was present.
The Chairman reported that the Company had been offered by its bankers, Lloyds TSB Bank plc (the "Bank”), overdraft and the other facility (the “Facilities”) as detailed within a letter from the Bank dated 23rd June 2011 (the “Facility Letter”), a copy of which was granted to the meeting.
It was noted that acceptance of the Facilities would provide for the Company to grant security, in the form detailed within the Facility Letter, to secure the Facilities detailed therein.
The Directors considered carefully the terms of the Facility Letter and were unanimously of the opinion that it would be in the commercial interest of and would promote the success of the Company for the benefit of its members as a whole to enter into the Facility Letter and that the value to the Company, in money or money’s worth, of accepting the offer of the Facilities, would not be significantly less than the value in money or money’s worth of the consideration provided by the Company.
IT WAS UNANIMOUSLY RESOLVED that:
1.	it was to the commercial benefit and advantage and in the best interests of the Company to accept the offer of the Facilities;
2.	the form of the Facility Letter now produced to the meeting be and the same is hereby approved, subject to any amendments detailed below;
3.	and being Directors of the Company are hereby authorised to sign and deliver the Facility Letter on behalf of the Company incorporating such amendments to the form of Facility Letter produced to the meeting as may in the absolute discretion of such officers be agreed by them, their signatures being conclusive evidence of their agreement to such amendments; and
4.	and being Directors of the Company are hereby authorised to sign and deliver or, as appropriate, affix the Common Seal of the Company to the security documents detailed within the Facility Letter.
IT IS HEREBY CERTIFIED that:
(1)	the foregoing is a true extract from the Minutes of the Board of Directors of the Company;

(2)	the foregoing resolutions were duly passed in accordance with the Memorandum and Articles of Association of the Company; and

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Continuation of a letter from
Lloyds TSB Bank plc to:
Schuh Group Limited
(3)	the passing of the resolutions and the completion of the transactions hereby contemplated do not, and when completed will not, contravene any provision of the Memorandum and Articles of Association of the Company or of any loan agreement, trust deed, bond, mortgage, charge, contract or other instrument binding upon the Company or its Directors.

Chairman	Secretary